Exhibit 99.6

TERM LOAN FACILITY CREDIT AGREEMENT

dated as of

February 28, 2014

among

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.,
as Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

and

TIME WARNER INC.,

as Administrative Agent

i

ii

SCHEDULES:

Schedule 3.08	-	Filing or Stamp Tax
Schedule 3.13	-	Subsidiaries

EXHIBITS:

Exhibit A	-	Form of Guarantee
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	Form of Term Loan Note
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Confidentiality Agreement
Exhibit F	-	Form of Borrower Pledge Agreement
Exhibit G	-	Form of CME NV Pledge Agreement
Exhibit H	-	Form of Amended Intercreditor Agreement
Exhibit I	-	Form of Term Warrant Agreement
Exhibit J	-	Form of Unit Warrant Agreement

iii

TERM LOAN FACILITY CREDIT AGREEMENT

This Term Loan Facility Credit Agreement (this “Agreement”), dated as of February 28, 2014, is among CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., a company incorporated under the laws of Bermuda (the “Borrower”), the Lenders party hereto from time to time, and TIME WARNER INC., a Delaware corporation, as Administrative Agent (the “Administrative Agent”).

In consideration of the mutual promises contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01                             Defined Terms.  Except as otherwise provided herein, as used in this Agreement, the following terms have the meanings specified below:

“2015 Notes” means the 5.0% Senior Convertible Notes due 2015 issued by the Borrower under the 2015 Notes Indenture.

“2015 Notes Indenture” means the Indenture dated as of February 18, 2011, among the Borrower, as issuer, the subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, governing the 2015 Notes.

“2016 Notes” means the 11.625% Senior Notes due 2016 issued by the Borrower under the 2016 Notes Indenture.

“2016 Notes Indenture” means the Indenture dated as of September 17, 2009, among the Borrower, as issuer, the subsidiary guarantors party thereto and The Bank of New York Mellon, as trustee, governing the 2016 Notes.

“2017 Notes” means the 9.0% Senior Secured Notes due 2017 issued by CET 21 under the 2017 Notes Indenture.

“2017 Notes Consent” means the consents obtained by CET 21 from the holders of the 2017 Notes pursuant to the Consent Solicitation Statement attached to the Framework Agreement.

“2017 Notes Indenture” means the Indenture dated as of October 21, 2010 (as amended), among CET 21, as issuer, the guarantors party thereto and Citibank, N.A., London Branch, as trustee, governing the 2017 Notes.

“2017 Notes Supplemental Indenture” means the Supplemental Indenture among CET 21, the guarantors party thereto and Citibank, N.A., London Branch, as trustee, entered into in connection with the 2017 Notes Consent.

“2017 PIK Notes” means the Senior Secured Notes due 2017 issued by the Borrower under the 2017 PIK Notes Indenture.

“2017 PIK Notes Indenture” means the Indenture contemplated by the Framework Agreement, among the Borrower, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, paying agent, transfer agent and registrar, governing the 2017 PIK Notes.

“Acceptable Bank” means (a) a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by S&P or Fitch Ratings Ltd or A3 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency; or (b) any other bank or financial institution approved by the Administrative Agent.

“Accounting Quarter” means each period commencing on the day after each Quarter Date and ending on the next Quarter Date.

“Administrative Agent” has the meaning specified in the preamble hereto, together with any of its successors pursuant to Article VII.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning specified in the preamble hereto.

“Amended Intercreditor Agreement” means that certain Intercreditor Agreement originally dated July 21, 2006, among the Borrower, the trustee and security agent for the 2017 PIK Notes, the Security Agent (as security agent under this Agreement and the Revolving Loan Credit Agreement), and the other parties thereto, as amended and restated on or before the Borrowing Effective Date and as it may be further amended and restated from time to time, substantially in the form of attached Exhibit H or any other form approved by the Administrative Agent and the other parties thereto.

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to Section 5.01(a)(i).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any Law related to terrorism financing or money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA Patriot Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Assignment and Assumption” means an assignment and assumption entered into by an assigning Lender and an assignee (with the consent of any party whose consent is required by Section 8.04) in form and substance reasonably satisfactory to such assigning Lender and any assignee.

“Auditors” means Deloitte LLP or any other audit firm (x) of recognized U.S. national standing or (y) otherwise approved in advance by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration issued by a Governmental Authority.

“Backstop Commitment” has the meaning assigned to such term in the Framework Agreement.

“Bankruptcy Law” has the meaning set forth in Section 6.01(g).

“Basel III” means “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems”, “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer” published by the Basel Committee on 16 December 2010, and any other finalized form of standards published by the Basel Committee that addresses such proposals.

“Basel Committee” means the Basel Committee on Banking Supervision.

“BMG Cash Pooling Arrangements” means that certain Cash Pooling Agreement, dated November 19, 2007, by and between CME BV and Bank Mendes Gans N.V., as amended, including the various accession agreements among CME BV, its Affiliates and Bank Mendes Gans N.V. relating thereto.

“Board” means the board of directors of the Borrower, or any committee thereof duly authorized to act on behalf of the board of directors of the Borrower.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower’s Business Plan” means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the Group together with the written business plan in agreed form and delivered to the Administrative Agent on or prior to the Effective Date.

“Borrower Pledge Agreement” means that certain Pledge Agreement on Shares in Central European Media Enterprises N.V., dated on or prior to the Borrowing Effective Date, among the Borrower, as pledgor, the Security Agent, as pledgee, and CME NV, as the company, substantially in the form of attached Exhibit F or any other form approved by the Administrative Agent.

“Borrowing Effective Date” means the first Business Day on which the conditions precedent of Section 4.02 are each satisfied in full or waived.

“Borrowing Request” means a request by the Borrower for a Loan in accordance with Section 2.03, and being in the form of attached Exhibit B or any other form approved by the Administrative Agent.

“Bridge Date” means May 29, 2014.

“Broadcasting Licenses” means:

(a)                                 license no. TD/17, file no. TD/17/2010, dated January 12, 2010 (MARKIZA digital); and

(b)                                 license no. 001/1993, file no. R/060/93, dated February 9, 1993 (NOVA terrestrial),

in each case as amended, novated, supplemented, extended, renewed, reissued, replaced or restated.

“Budget” means: (a) in relation to the period beginning from the Effective Date and ending on December 31, 2014, the Borrower’s Business Plan; and (b) in relation to any other period, any budget delivered by the Borrower to the Administrative Agent in respect of that period pursuant to Section 5.01(d).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City, London, Prague, Frankfurt or Amsterdam are authorized or required by law to remain closed.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with GAAP, is treated as a capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance Lease).

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash” means, at any time, cash in hand or at bank that is reported as cash in the Borrower’s audited financial statements prepared in accordance with GAAP.

“Cash Election” has the meaning assigned to such term in Section 2.09(c).

“Cash Equivalent Investments” means at any time:

(a)                                 certificates of deposit or time deposits maturing within one year after the relevant date of calculation and overnight deposits, in each case issued by or with an Acceptable Bank;

(b)                                 any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security; provided that the securities of such country, member state, instrumentality or agency (as the case may be) are rated at least A by S&P or A by Moody’s;

(c)                                  commercial paper not convertible or exchangeable to any other security:

(i)                                     for which a recognised trading market exists;

(ii)                                  issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)                               which matures within one year after the relevant date of calculation; and

(iv)                              which has a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)                                 sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)                                  any investment in money market funds which (i) have a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(f)                                   any other debt security approved by the Required Lenders, in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Security Documents).

“Cashflow” means, in respect of any Relevant Period, the consolidated cash flow from operating activities of the Group calculated in accordance with GAAP for that Relevant Period after:

(a)                     adding back the amount of any interest payments made during that Relevant Period;

(b)                     adding back the amount of any cash payments during that Relevant Period in respect of any Exceptional Items to the extent deducted in calculating cash flow from operating activities of the Group calculated in accordance with GAAP for that Relevant Period;

(c)                      deducting the amount of any Capital Expenditure actually made and adding any proceeds from the sale of property, plants and equipment during that Relevant Period by any member of the Group; and

(d)                     deducting, without duplication, any fees or expenses paid in relation to capital raising during that Relevant Period, including, without limitation, equity issuances, debt issuances and debt exchanges.

“Cashflow Cover” means as of any date of determination the ratio of Cashflow to Debt Service in respect of the most-recently ended Relevant Period.

“CET 21” means CET 21 spol. s r.o., a company incorporated and existing in the Czech Republic.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, adoption or application thereof by any Governmental Authority or (c) the making or issuance of, and compliance by the relevant Lender with, any request, rule guideline or directive (whether or not having the force of law) by any Governmental Authority.  Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, are deemed to have been introduced or adopted after the Effective Date, regardless of the date enacted or adopted.

“Change of Control” shall be deemed to occur upon the occurrence of any one or more of the following:

(a)                                 any “person” or “group” of related persons, other than one or more Permitted Holders, is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total power of voting stock of the Borrower and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the voting stock of the Borrower than such person or group;

(b)                                 the sale, lease, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any person other than a Permitted Holder;

(c)                                  the first day on which a majority of the members of the Board are not Continuing Directors;

(d)                                 the adoption by the shareholders of the Borrower of a plan relating to the liquidation or dissolution of the Borrower;

(e)                                  (i) a “Change of Control Triggering Event” (as such term is defined in the 2017 PIK Notes Indenture and the 2017 Notes Indenture) occurs or (ii) a “Fundamental Change” (as such term is defined in clauses (1)(A), (2), (3), (4) and (5) of such defined term in the 2015 Notes Indenture) occurs;

(f)                                   the adoption by the shareholders of CET 21 of a plan relating to the liquidation or dissolution of CET 21; or

(g)                                  the Borrower ceases to beneficially own, directly or indirectly, 100% of the Capital Stock of CET 21.

For purposes of this definition: (a) “person” and “group” have the meanings they have in Sections 13(d) and 14(d) of the Exchange Act; (b) “beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time; (c) a person will be deemed to beneficially own any voting stock of an entity held by a parent entity, if such person is the beneficial owner, directly or indirectly, of more than 35% of the voting power of the voting stock of such parent entity and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the voting power of the voting stock of such parent entity; and (d) a “Continuing Director” means any member of the Board who was a member of the Board on the Effective Date or was nominated for election or was elected to the Board with the approval of Time Warner Inc. or the majority of Continuing Directors who were members of the Board at the time of such nomination or election.

“Charges” has the meaning assigned to such term in Section 8.13.

“Class A Common Stock” has the meaning assigned to such term in the Framework Agreement.

“CME BV” means CME Media Enterprises B.V., a company organized and existing under the laws of the Netherlands.

“CME NV” means Central European Media Enterprises N.V., a company organized under the laws of the former Netherlands Antilles and existing under the laws of Curaçao.

“CME NV Pledge Agreement” means that certain Deed of Pledge of Shares in CME Media Enterprises B.V., dated on or prior to the Borrowing Effective Date, among CME NV, as pledgor, the Security Agent, as pledgee, and CME BV, as the company, substantially in the form of attached Exhibit G or any other form approved by the Administrative Agent.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, as applicable, that certain property and tangible and intangible assets, whether now owned or hereafter acquired, in which Security are, from time to time, purported to be granted pursuant to the Security Documents.

“Commitment” means (a) if the Rights Offering, Backstop Commitment and Unit Private Placement are not successfully completed prior to the Bridge Date, the commitment of TWMH (or any of its Affiliates) to make the Loan in the amount of the sum of (i) the Dollar equivalent of the aggregate principal amount of the 2016 Notes outstanding plus the early redemption premium thereon payable to the holders thereof upon the Discharge, in each case, in an amount as determined in accordance with the Framework Agreement (the “Refinancing Portion of the Loan”) plus (ii) $30,000,000 and (b) if the Rights Offering, Backstop Commitment and Unit Private Placement are successfully completed prior to the Bridge Date, the commitment of Time Warner Inc. (or any of its Affiliates) to make the Loan in the amount of $30,000,000.

“Compliance Certificate” means a certificate substantially in the form Exhibit D.

“Confidentiality Agreement” means that certain Access and Confidentiality Agreement dated April 29, 2013, as amended on November 8, 2013, between TWMH and the Borrower, attached hereto as Exhibit E.

“Consolidated Total Debt” means, at any date, the sum for the Group (in each case owed to creditors that are not members of the Group) of:

(a)                                 the aggregate principal amount of the Loan outstanding on that date;

(b)                                 the aggregate principal amount of (i) the 2017 PIK Notes, the 2017 Notes, the 2016 Notes and the 2015 Notes and (ii) the Revolving Loans, in each case outstanding on that date;

(c)                                  the aggregate Financial Indebtedness outstanding at that date under the Factoring Facility Agreement, to the extent it constitutes indebtedness under GAAP; and

(d)                                 the aggregate principal amount of any other Financial Indebtedness permitted under paragraphs (b)(i) and (b)(ii) of Section 5.18 and Permitted Financial Indebtedness, in each case outstanding on that date but excluding any marking to market of Treasury Transactions.

“Consolidated Total Leverage” means at any date of determination, the ratio of Consolidated Total Debt on the last day of the most recently-ended Relevant Period to EBITDA in respect of that Relevant Period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loan at such time.

“Debt Service” means, in respect of any Relevant Period, the aggregate for the Group of:

(a)                                 Finance Charges for that Relevant Period;

(b)                                 any cash dividends or distributions made during that Relevant Period by a member of the Group to any Person not a member of the Group;

(c)                                  the aggregate of all scheduled and mandatory repayments of Group Borrowings falling due during that Relevant Period but excluding:

(i)                                     any amounts prepaid or falling due under any overdraft facility or the Revolving Loan Credit Agreement which are not accompanied by a commitment reduction and are available for simultaneous redrawing according to the terms of such overdraft facility or the Revolving Loan Credit Agreement;

(ii)                                  any prepayment of the Loan or the 2017 PIK Notes which is required to be made under the terms of this Agreement; and

(iii)                               any repayment made to refinance a Group Borrowing in an amount not to exceed the amount so refinanced (including principal and premium but excluding accrued interest thereon or any fees incurred in connection with such refinancing); and

(d)                                 the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance Lease entered into by a member of the Group;

in each case so that no amount shall be added (or deducted) more than once.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Discharge” means the satisfaction of all conditions precedent to the discharge of the 2016 Notes pursuant to Section 8.5 of the 2016 Notes Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)                                 matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b)                                 is convertible or exchangeable for Financial Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Borrower or any of its Subsidiaries); or

(c)                                  is redeemable at the option of the holder of the Capital Stock thereof, in whole or in part, in each case on or prior to the date that is 91 days after Maturity Date; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock.

“Dollars”, “$” or “US$” refers to lawful money of the United States of America.

“EBITDA” means, in respect of any Relevant Period, the consolidated operating profit/(loss) of the Group calculated in accordance with GAAP:

(a)                                 after adding back any amount attributable to amortization or depreciation expenses;

(b)                                 before taking into account any Exceptional Items;

(c)                                  before taking into account any Pension Items;

(d)                                 excluding the charge to profit represented by the expensing of stock-based compensation; and

(e)                                  excluding the results from discontinued operations;

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profit/(loss) of the Group.

“Effective Date” means February 28, 2014, which is the first Business Day on which the conditions precedent of Section 4.01 were each satisfied in full or waived.

“Election” has the meaning assigned to such term in Section 2.09(c).

“Environmental Law” means any statutory or common law, treaty, convention, directive or regulation having legal or judicial effect whether of a criminal or civil nature, concerning the environment, the preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Materials or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Event of Default” has the meaning assigned to such term in Article VI.

“Exceptional Items” means any material items of an unusual or non-recurring nature with respect to gains or losses of the Group arising on:

(a)                                 the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring; or

(b)                                 disposals or impairment of non-current assets (excluding programming impairments).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being a tax resident of the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under  Section 8.04) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Factoring Facility Agreement” means the framework factoring agreement (ramcova faktoringova smlouva) between Factoring Ceské sporitelny, a.s. and CET 21, dated March 24, 2003, as amended or refinanced from time to time, pursuant to which individual agreements on assignment of receivables are entered into between Factoring Ceské sporitelny a.s. as assignee and CET 21 as assignor.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements in respect thereof.

“Fee Letter” means that certain Fee Letter, dated as the Effective Date, between the Borrower and the Administrative Agent.

“Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commissions, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Group Borrowings, including net realized gains or losses on any related derivative instruments, whether paid, payable or capitalized by any member of the Group in respect of that Relevant Period:

(a)                                 excluding any upfront fees or costs which are included as part of effective interest rate adjustments;

(b)                                 including the interest (but not the capital) element of payments in respect of Finance Leases;

(c)                                  including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement;

(d)                                 excluding any interest cost or expected return on plan assets in relation to any post-employment benefit schemes; and

(e)                                  taking no account of any unrealized gains or losses on any derivative instruments;

in each case so that no amount shall be added (or deducted) more than once.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with GAAP, be treated as a capital lease.

“Financial Indebtedness” means, at any date, any indebtedness of the Group for or in respect of, without duplication:

(a)                                 moneys borrowed;

(b)                                 any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;

(c)                                  any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                 the amount of any liability in respect of any Finance Lease;

(e)                                  receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                   any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)                                  any Treasury Transaction (and, when calculating the value of any Treasury Transaction, only the marked to market value shall be taken into account);

(h)                                 any counter-indemnity obligation in respect of a guarantee or other instrument issued by a bank or financial institution;

(i)                                     from and after the fourth Accounting Quarter in 2015, the amount of any payment or liability under an advance or deferred purchase agreement in respect of the supply of assets or services that is overdue by more than one hundred twenty (120) days;

(j)                                    amounts of interest added to the principal balance of (i) the Loan as a result of a PIK Election under this Agreement and (ii) any other amount covered by the items referred to in paragraphs (a) to (i) above; and

(k)                                 the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Financial Year” means the annual accounting period of the Group ending on or about December 31 in each year.

“Framework Agreement” means that certain Framework Agreement, dated as of February 28, 2014, by and among TWMH, Time Warner Inc. and the Borrower, as it may be amended, restated or modified from time to time.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body (including self-regulatory body), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means the Borrower and its Subsidiaries from time to time, other than Subsidiaries in liquidation prior to the Effective Date or voluntarily liquidated after the Effective Date as permitted by the terms of this Agreement.

“Group Borrowings” means, at any date, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of (in each case owed to creditors that are not members of the Group):

(a)                                 moneys borrowed and debit balances at banks or other financial institutions (excluding debit balances under the BMG Cash Pooling Arrangements provided that the net Group position is positive);

(b)                                 any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)                                  any note purchase facility or bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)                                 any Finance Lease;

(e)                                  receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under GAAP);

(f)                                   any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument (but not, in any case, Trade Instruments) issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of any member of the Group relating to any post-retirement benefit scheme;

(g)                                  any amount raised by the issue of shares which are redeemable for cash (other than at the option of the issuer) before the Maturity Date or are otherwise classified as borrowings under GAAP;

(h)                                 any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question;

(i)                                     any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(j)                                    (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Guarantee” means the Guarantee issued by the Subsidiary Guarantors pursuant to this Agreement substantially in the form of Exhibit A attached hereto.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated pursuant to any Environmental Law.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Income Taxes” means Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Indemnified Parties” has the meaning assigned to such term in Section 8.03(b).

“Indemnified Taxes” means (a) Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Maturity Date” means September 8, 2014.

“Intellectual Property” means:

(a)                                 any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)                                 the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Interest Cover” means as of any date of determination the ratio of EBITDA to Finance Charges in respect of the most recently-ended Relevant Period.

“Interest Payment Date” means each June 30 and December 31, commencing on the first such date to occur after the Borrowing Effective Date.

“Interim Administrative Agent” has the meaning assigned to such term in Section 7.06.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Financial Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Joint Venture Investment” means the aggregate of:

(a)                                 all amounts subscribed for shares in, lent to, or invested in all Joint Ventures by any member of the Group;

(b)                                 the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any Joint Venture; and

(c)                                  the market value of any assets transferred by any member of the Group to any Joint Venture.

“Judgment Currency” has the meaning assigned to such term in Section 8.16(a).

“Judgment Currency Conversion Date” has the meaning assigned to such term in Section 8.16(a).

“Laws” means all laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees.

“Lenders” means either of Time Warner Inc. or TWMH, upon the funding of the Loan pursuant to the Commitment of either party, and any other Person that shall have become a party hereto as a Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption, and “Lender” means any one of the Lenders.

“Loan Documents” means this Agreement, the Guarantee, the Security Documents, each Term Loan Note, the Fee Letter and all other agreements, notes, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith.

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Loan” means a Loan made pursuant to Section 2.01.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, business, results of operations, properties or liabilities of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its payment or other material obligations to the Lenders under any Loan Document to which it is or will be a party, (c) the rights of or benefits available to the Lenders under any Loan Document or (d) the effectiveness or ranking of any Guarantee or Collateral given or granted or purported to be given or granted under any Loan Document.

“Material Indebtedness” means Financial Indebtedness (other than the Loan) of any one or more of the Borrower and its Significant Subsidiaries in an aggregate principal amount exceeding $25,000,000 or its foreign currency equivalent.

“Maturity Date” means the Initial Maturity Date; provided that, upon the occurrence of either of the events described in clause (a) or (b) below, the Maturity Date shall automatically be extended to December 1, 2017: (a) the Refinancing Portion of the Loan, together with accrued interest and all other amounts owing thereon, is prepaid on or prior to the Initial Maturity Date with the proceeds of the Rights Offering, the Backstop Commitment and/or the Unit Private Placement or (b) if the Refinancing Portion of the Loan, together with accrued interest and all other amounts owing thereon, has not been prepaid on or prior to the Initial Maturity Date in the manner described in clause (a) above, the Borrower issues the Requisite Amount of Term Warrants to Time Warner Inc. (or any of its designated Affiliates) on or prior to the Initial Maturity Date.

“Maximum Rate” has the meaning assigned to such term in Section 8.13.

“Moody’s” means Moody’s Investors Service, Inc. or its successor.

“Obligation Currency” shall have the meaning assigned to such term in Section 8.16(a).

“Original Financial Statements” means: (a) in relation to the Borrower, the audited consolidated financial statements of the Group for the financial year ended December 31, 2013; and (b) in relation to each Subsidiary Guarantor of the Borrower, its unaudited accounts for the latest financial year for which they are available.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising directly from any payment made hereunder or under any other Loan Document or directly from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to an assignment request by the Borrower under Section 8.04).

“Participant” has the meaning assigned to such term in Section 8.04(d).

“Participating Member State” means any member state of the European communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European community relating to the Economic and Monetary Union.

“Pension Items” means any curtailments and settlements attributable to a post-employment benefit scheme.

“Permitted Acquisition” means:

(a)                                 an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of under Section 5.14(b)(ii); provided that such asset is not subject to any liabilities (other than any liabilities that would constitute Permitted Financial Indebtedness or Financial Indebtedness permitted under Section 5.18(b)(i) if owed by a member of the Group);

(b)                                 an acquisition of shares or securities pursuant to a Permitted Share Issue;

(c)                                  an acquisition of securities which are Cash Equivalent Investments; or

(d)                                 acquisition of shares in a Joint Venture to the extent permitted by Section 5.11.

“Permitted Business” means (a) any business conducted by the Borrower and any of its Subsidiaries on the Effective Date, (b) any reasonable extension of such business and (c) any business reasonably related, ancillary or complementary thereto.

“Permitted Disposal” means any sale, lease, license, transfer or other disposal which, except in the case of paragraph (b), is on arm’s length terms:

(a)                                 of trading stock, including licenses for content, formats and other similar or relates rights or cash, made by any member of the Group in the ordinary course of business of the disposing entity on normal commercial terms;

(b)                                 of assets (other than shares, businesses or Intellectual Property) in exchange for other assets comparable or superior as to type, value and quality;

(c)                                  of receivables pursuant to the Factoring Facility Agreement;

(d)                                 of obsolete or redundant vehicles, plant and equipment for Cash;

(e)                                  of Cash or Cash Equivalent Investments not otherwise required to be applied or prohibited by this Agreement or in exchange for other Cash Equivalent Investments;

(f)                                   constituted by a license of intellectual property rights permitted by Section 5.20;

(g)                                  to a Joint Venture, to the extent permitted by Section 5.11;

(h)                                 arising under Section 5.22 or as a result of any Permitted Security; or

(i)                                     the disposal of (i) any Subsidiary or Affiliate owned on the Effective Date by CME Media Pro Distribution B.V. (together with CME Investments B.V.) or Media Pro Entertainment Romania S.A. or (ii) any Radio Business.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)                                 arising under (i) the Loan Documents and (ii) the Revolving Loan Credit Agreement;

(b)                                 arising under the 2017 PIK Notes Indenture, the 2017 Notes Indenture, the 2016 Notes Indenture and the 2015 Notes Indenture;

(c)                                  arising under any Treasury Transaction;

(d)                                 arising under a Permitted Loan, a Permitted Guarantee or a guarantee permitted under Section 5.17(a);

(e)                                  of any person acquired by a member of the Group after the Effective Date which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of six (6) months following the date of acquisition;

(f)                                   arising under the Factoring Facility Agreement up to the committed amount existing thereunder on the Effective Date;

(g)                                  arising under any netting, set-off or cash-pooling arrangements (including the BMG Cash Pooling Arrangements) entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group; and

(h)                                 arising under paragraph (i) of the definition of Financial Indebtedness in an amount not to exceed $50,000,000 at any one time.

“Permitted Guarantee” means:

(a)                                 the endorsement of negotiable instruments in the ordinary course of trade;

(b)                                 any guarantee, performance or similar bond or other obligation guaranteeing performance by any member of the Group under any contract (other than a contract that is or evidences Financial Indebtedness) entered into in ordinary course of business of the respective member of the Group as conducted on the Effective Date;

(c)                                  any guarantee of a Joint Venture to the extent permitted by Section 5.11;

(d)                                 any guarantee permitted under Section 5.18;

(e)                                  any guarantee given in respect of the netting or set-off, netting or cash pooling arrangements permitted pursuant to paragraph (b) of the definition of Permitted Security;

(f)                                   any guarantee given by a member of the Group in respect of or to secure obligations pursuant to any programming, production, distribution, format or other intellectual or similar rights or capital equipment or other assets used in the ordinary course of its business as conducted on the Effective Date and not to exceed $15,000,000 (or its equivalent in other currencies) in aggregate for the Group at any time;

(g)                                  any guarantee given to any relevant tax authority in respect of excise taxes, export duties or other such taxes, charges, duties or imposts payable by a member of the Group in the ordinary course of its business as conducted on the Effective Date; or

(h)                                 any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations.

“Permitted Holder” means (a) Time Warner Inc. and (b) partnerships, corporations, limited liability companies or other entities which are controlled by Time Warner Inc.

“Permitted Investment” means an Investment by the Borrower or any Subsidiary of the Borrower in:

(a)                                 the Borrower or other member of the Group;

(b)                                 transactions that constitute a Permitted Acquisition, Permitted Joint Venture, Permitted Loan, or otherwise are permitted by Sections 5.10, 5.11 and 5.16;

(c)                                  Cash Equivalent Investments;

(d)                                 receivables owing to the Borrower or any Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Subsidiary deems reasonable under the circumstances;

(e)                                  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business not in excess of $5,000,000 at any time outstanding;

(f)                                   Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Subsidiary of the Borrower or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(g)                                  Investments made as a result of the receipt of non-cash consideration from a disposal that was made pursuant to and in compliance with Section 5.14;

(h)                                 Investments in existence on the Effective Date; and

(i)                                     Treasury Transactions which transactions or obligations are incurred in compliance with Section 5.18.

“Permitted Loan” means:

(a)                                 any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)                                 a loan made to a Joint Venture to the extent permitted under Section 5.11;

(c)                                  a loan or extension of credit by a member of the Group to another member of the Group; and

(d)                                 any transaction that constitutes a Permitted Investment.

“Permitted Security” means, in each case to the extent not arising over assets that constitute Collateral:

(a)                                 any lien arising by operation of law and in the ordinary course of business and not as a result of any default or omission by any member of the Group;

(b)                                 any Security or Quasi-Security arising under any netting, set-off or cash-pooling arrangements (including the BMG Cash Pooling Arrangements) entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as such Security or Quasi-Security does not secure Financial Indebtedness under such arrangements in an amount in excess of $20,000,000 (or its equivalent) at any one time;

(c)                                  any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness, excluding any Security or Quasi-Security under a credit support arrangement;

(d)                                 any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the Effective Date if:

(i)                                     the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)                                  the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)                               the Security or Quasi-Security is removed or discharged within six (6) months of the date of acquisition of such asset;

(e)                                  any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the Effective Date, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group if:

(i)                                     the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)                                  the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)                               the Security or Quasi-Security is removed or discharged within six months of that company becoming a member of the Group;

(f)                                   any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of business and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(g)                                  any Quasi-Security arising as a result of a disposal which is a Permitted Disposal or is permitted under Section 5.14;

(h)                                 any Security or Quasi-Security arising as a consequence of any finance or capital lease permitted pursuant to Section 5.18(b)(ii);

(i)                                     any Security granted (i) under the Security Documents and (ii) in respect of the Revolving Loan Credit Agreement;

(j)                                    any Security granted as of the Effective Date (or the date of issuance in the case of the 2017 PIK Notes) in respect of: (i) the 2017 PIK Notes, (ii) the 2017 Notes, (iii) the 2016 Notes and (iv) the 2015 Notes;

(k)                                 any Security or Quasi-Security created pursuant to clauses 24 and 25 of the general banking conditions (Algemene Bankvoorwaarden) in the Netherlands; or

(l)                                     any Security not falling under any of the foregoing paragraphs securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other Financial Indebtedness which has the benefit of a Security given by any member of the Group other than any permitted under paragraphs (a) to (k) above) does not exceed $10,000,000 (or its equivalent in other currencies).

“Permitted Share Issue” means an issue of shares by a member of the Group (other than the Borrower) to its immediate Holding Company where (if the existing shares of the relevant member of the Group are the subject of the Security Documents) the newly-issued shares also become subject to the Security Documents on the same terms.

“Permitted Transaction” means: (a) any disposal required, Financial Indebtedness incurred, guarantee or Security or Quasi-Security given, or other transaction arising, under the Loan Documents; (b) the solvent liquidation or reorganisation of any member of the Group which is not a Loan Party so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group; (c) the solvent amalgamation, demerger, merger, consolidation, corporate reconstruction or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) as between one member of the Group and other member of the Group and in the case of any such transaction involving a Loan Party where such Loan Party remains as the surviving entity; and (d) transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of business on arm’s length terms.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Election” has the meaning assigned to such term in Section 2.09(c).

“Pledge Agreements” means the Borrower Pledge Agreement and the CME NV Pledge Agreement.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Process Agent” has the meaning assigned to such term in Section 8.09(d).

“Quarter Date” means each of March 31, June 30, September 30 and December 31.

“Quarterly Financial Statements” means the financial statements delivered pursuant to Section 5.01(a)(ii).

“Quasi-Security” has the meaning assigned to such term in Section 5.13.

“Radio Business” means (a) the radio business operated in Romania by the Borrower as the Pro FM group (including Pro FM, Info FM, Dance FM and Music FM) and (b) the radio business operated in Bulgaria by the Borrower as the bTV Radio group (including bTV Radio, N-Joy, Z-Rock, Melody, Classic FM, Jazz FM and Jazz FM Lounge).

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Redemption Notice” means that certain irrevocable notice delivered by the Borrower to the holders of the 2016 Notes pursuant to the 2016 Notes Indenture setting forth a redemption date (which shall not be a day immediately following a date that is not a Business Day) for 30 days after the delivery of such notice for all outstanding 2016 Notes.

“Refinancing Portion of the Loan” has the meaning assigned to such term in the definition of “Commitment”.

“Register” has the meaning assigned to such term in Section 8.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Jurisdiction” means, in relation to the Borrower or any other member of the Group:

(a)                                 its jurisdiction of incorporation;

(b)                                 any jurisdiction where it conducts a substantive part of its business; and

(c)                                  the jurisdiction whose laws govern the perfection of any of the Security granted under the Security Documents entered into by it.

“Relevant Period” means each period of twelve (12) months ending on or about the last day of the Financial Year and each period of twelve (12) months ending on or about the last day of each Accounting Quarter.

“Required Lenders” means (a) prior to the borrowing of the Loan, Lenders having Commitments representing more than 50% of the total Commitments of all Lenders at such time and (b) after the borrowing of the Loan, Lenders having Credit Exposures representing more than 50% of the sum of the total Credit Exposures of all Lenders at such time.

“Requisite Amount of Term Warrants” means 84,000,000 Term Warrants subject to adjustment as provided in the Framework Agreement for any subdivision or combination (by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise) of the Class A Common Stock of Borrower.

“Responsible Officer” means a Chief Executive Officer, Chief Financial Officer, Deputy Chief Financial Officer or Treasurer of the Borrower.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned to such term in Section 5.22.

“Revolving Loans” means the Revolving Loans issued under the Revolving Loan Credit Agreement.

“Revolving Loan Credit Agreement” means that certain Revolving Loan Facility Credit Agreement to be dated on or around the date of the Discharge, among the Borrower, Time Warner Inc. and the other lenders party thereto from time to time, and the administrative agent party thereto, as it may be amended, restated, refinanced or modified from time to time.

“Rights Offering” has the meaning assigned to such term in the Framework Agreement.

“S&P” means Standard & Poor’s Rating Services or its successor.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Parties” has the meaning assigned to such term in each Pledge Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agent” means Time Warner Inc., together with any of its successors pursuant to the Security Documents.

“Security Documents” means the Pledge Agreements and the Amended Intercreditor Agreement.

“Significant Subsidiary” means any Subsidiary of the Borrower that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X (as in effect on the Effective Date) promulgated by the SEC.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Obligations” means any Financial Indebtedness of the Borrower or any Subsidiary Guarantor (whether outstanding on the Effective Date or thereafter incurred) which is subordinate or junior in right of payment to obligations under this Agreement pursuant to a written agreement.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (i) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all such ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.  Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Borrower.

“Subsidiary Guarantors” means CME NV, CME BV and any other Subsidiary of the Borrower that becomes a Subsidiary Guarantor pursuant to Section 5.23.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Note” has the meaning assigned to such term in Section 2.07(e).

“Term Warrant Agreement” has the meaning assigned to such term in the Framework Agreement, substantially in the form of attached Exhibit I or any other form approved by the Administrative Agent.

“Term Warrant Shares” shall mean the 84,000,000 shares of Class A Common Stock underlying the Term Warrants, as adjusted pursuant to the terms of the Framework Agreement.

“Term Warrants” means the warrants to purchase the Term Warrant Shares, the terms of which shall be substantially identical to those of the Unit Warrants.

“Total Purchase Price” means the consideration (including associated costs and expenses) for a an acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in the acquired company (or any such business) at the date of acquisition.

“Trade Instruments” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

“Transactions” means the execution, delivery and performance by the Borrower of the transactions described in the Framework Agreement, including the execution, delivery and performance of this Agreement and the borrowing of the Loan.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price but not for speculative purposes.

“TWMH” means Time Warner Media Holdings B.V., a besloten vennootschap met beperkte aansprakelijkheid, or private limited company, organized under the laws of the Netherlands.

“Unit Private Placement” has the meaning assigned to such term in the Framework Agreement.

“Unit Warrant Agreement” has the meaning assigned to such term in the Framework Agreement, substantially in the form of attached Exhibit J or any other form approved by the Administrative Agent.

“Unit Warrants” has the meaning assigned to such term in the Framework Agreement.

“U.S.” means the United States of America.

“USA Patriot Act” has the meaning assigned to such term in the definition of “Anti-Terrorism Laws”.

“VAT” means any value added Tax as provided for in Directive 2006/112/EC of the Council of the European Union and any other Tax of a similar nature in any jurisdiction.

Section 1.02          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) except as provided in this Agreement, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and, unless the context requires otherwise, shall include without limitation (x) any applicable foreign statute, law (including any rules or regulations promulgated under any such statute or law), regulation, treaty, rule, official directive, request or guideline of any foreign national, state, local, municipal, or other governmental, fiscal, monetary or regulatory body, agency, department or regulatory, self-regulatory or other authority or organization, whether or not having the force of law (but if not having the force of law, one which applies generally to the class or category of financial institutions of which any Lender or the Administrative Agent forms a part and compliance with which is in accordance with the general practice of those financial institutions) and (y) any applicable decision of any competent court or other judicial body, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (g) as used herein, the obligation of any Loan Party under this Agreement or any other Loan Document in respect of interest accruing under this Agreement or the other Loan Documents shall be deemed to include without limitation any interest accruing during the pendency of, or after the filing of any petition in respect of, any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowable or allowed in such proceeding and (h) all currency amounts shall be to Dollars, except with respect to Section 5.15(a).  For the avoidance of doubt, for all  purposes under this Agreement (including computing Consolidated Total Leverage), the amount of the 2017 PIK Notes and the Loan outstanding shall be equal to the aggregate principal face amount of such 2017 PIK Notes or Loan outstanding at any such time, without giving effect to the tax treatment or accounting standards used in respect thereof (including any discount thereto).

Section 1.03          Resolution of Drafting Ambiguities.  Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.04          Fluctuations in the Exchange Rate of Currencies.  When determining a Group member’s capacity to incur additional Financial Indebtedness, investments or any other obligations or amounts that are limited by a threshold basket under Article V, the Dollar equivalent of all outstanding and additional obligations or amounts that are denominated in foreign currencies shall be calculated at the exchange rate publicly reported by Bloomberg (or such other sources as the Administrative Agent may agree) as of the date of such incurrence for the purpose of testing compliance with such threshold basket.  Notwithstanding the foregoing, the maximum amount of Financial Indebtedness, investments and any other obligations or amounts that a Group member has incurred under Article V shall not be deemed to be exceeded for the purpose of determining the existence of a Default or Event of Default solely as a result of fluctuations in the exchange rate of currencies after the date of such incurrence.

ARTICLE II

THE CREDITS

Section 2.01          Term Loan Commitments.  Subject to the terms and conditions set forth herein, the Lender agrees to make a Loan (denominated in Dollars) to the Borrower in a single drawing on the Borrowing Effective Date in an aggregate principal amount that will not result in (i) the Lender’s Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Credit Exposures exceeding the sum of the total Commitments.  Amounts paid or prepaid in respect of the Loan may not be reborrowed.

Section 2.02          Loan.

(a)           The Loan shall be made by the Lender in accordance with its Commitments.

(b)           The Lender at its option may make the Loan by causing any domestic or foreign branch or Affiliate of the Lender to make such loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

Section 2.03          Requests for the Loan.  To request the Loan, the Borrower shall notify the Administrative Agent of such request in writing not later than 12:00 noon, New York City time, three (3) Business Days (or such shorter period as may be agreed to by the Administrative Agent) before the date of the proposed Loan and deliver a Borrowing Request in respect of such proposed borrowing.  The Borrowing Request shall be delivered by hand delivery, fax or emailed pdf of the Borrowing Request and shall be signed by the Borrower.  The Borrowing Request shall be irrevocable and be binding on the Borrower and shall specify the following information:

(i)            the aggregate principal amount of the requested Loan;

(ii)           the date of such Loan, which shall be a Business Day;

(iii)          that the conditions set forth in Section 4.02 have been satisfied in full as of the date of the Borrowing Request; and

(iv)          the location and number of the Borrower’s account to which funds are to be disbursed.

Section 2.04          Funding of the Loan.  The Lender shall make the Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in Dollars by 10:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lender.

Section 2.05          Reserved.

Section 2.06          Termination and Reduction of Commitments.  Unless previously terminated, the Commitments shall automatically terminate after giving effect to the funding of the Lender’s Commitment on the Borrowing Effective Date and in any event at 5:00 p.m. New York City time on the Bridge Date.

Section 2.07          Repayment of the Loan; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loan owed by the Borrower on the Maturity Date.  All payments or repayments of the Loan made pursuant to this Section 2.07(a) shall be made in Dollars.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of the Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.

(e)           Any Lender may request that the Loan made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender and substantially in the form of with respect to the Loan, in the form of a term loan note attached hereto as Exhibit C (each such note, a “Term Loan Note”).  Thereafter, the Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.08          Prepayment of the Loan.

(a)           On or prior to the Initial Maturity Date, the Borrower shall not be permitted to voluntarily prepay the Loan in whole or in part, unless such prepayment is made solely with the proceeds of the Rights Offering, the Backstop Commitment and/or the Unit Private Placement, and subject to prior notice in accordance with paragraph (d) of this Section 2.08.

(b)           After the Initial Maturity Date, to the extent that the 2017 PIK Notes are outstanding, the Borrower shall have the right at any time and from time to time, subject to paragraph (e) of this Section 2.08, to prepay the Loan in whole, but not in part, subject to (i) prior notice in accordance with paragraph (d) of this Section 2.08 and (ii) the Borrower entering into satisfactory arrangements to, concurrently with any such prepayment, repay and discharge the 2017 PIK Notes in accordance with the 2017 PIK Notes Indenture.

(c)           After the Initial Maturity Date, to the extent that the 2017 PIK Notes were never issued, the Borrower shall have the right at any time and from time to time to prepay the Loan in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section 2.08.

(d)           The Borrower shall notify the Administrative Agent in writing of the proposed date and the principal amount of any prepayment hereunder not later than 11:00 a.m., New York City time, at least three (3) Business Days (or such shorter period as may be acceptable to the Administrative Agent in its sole discretion) prior to the date of prepayment.  Each such notice shall be irrevocable and shall specify the manner of prepayment, the prepayment date and the principal amount of the Loan or portion thereof to be prepaid; provided that any such notice of prepayment may be conditioned upon the effectiveness of other credit facilities or another event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice relating to a Loan, the Administrative Agent shall advise the Lenders of the contents thereof.  Each prepayment of a Loan shall be applied towards a reduction of the principal amount of then outstanding Loan.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.09.

(e)           Notwithstanding the foregoing, and at all times subject to the Amended Intercreditor Agreement, to the extent that any principal amount of the 2017 Notes is repaid or prepaid with proceeds from an asset sale of assets not constituting CET Collateral (as defined in the 2017 Notes Indenture) in accordance with Section 4.9 of the 2017 Notes Indenture, then on the date of such repayment or prepayment, the Borrower shall concurrently therewith prepay outstanding amounts of the Loan under this Agreement and the 2017 PIK Notes under the 2017 PIK Notes Indenture, pro rata with the payments required to be made to the holders of the 2017 Notes.

(f)            Notwithstanding the foregoing, in the event that the 2017 PIK Notes are prepaid in full or repaid in full, the Loan outstanding shall become immediately due and payable at such time.

Section 2.09          Interest.

(a)           (i) The Loan shall bear interest at a rate per annum equal to 15.0% and (ii) subject to Section 2.09(b), the Borrower shall pay interest on each Interest Payment Date on the unpaid principal amount of the Loan owing by the Borrower to the Lenders from the date of such Loan until such principal amount shall be paid in full.

(b)           Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, if any principal of or interest on the Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.0% plus the rate applicable to the Loan as provided in paragraph (a) of this Section payable in cash.

(c)           Subject to the limitations set forth in paragraph (d) of this Section, the Borrower may elect (an “Election”) to (i) with respect to all of the outstanding principal amount of the Loan, pay all accrued interest fully in cash (a “Cash Election”) or (ii) with respect to all of the outstanding principal amount of the Loan, pay all accrued interest by adding such amount to the principal amount of the Loan pursuant to paragraph (d) below (a “PIK Election”).  The Borrower shall make an Election with respect to each Interest Payment Date by providing notice to the Administrative Agent at least three (3) Business Days prior to the Interest Payment Date, with such Election to specify the aggregate principal amount of the Loan subject to a Cash Election and the aggregate principal amount of the Loan subject to a PIK Election.  If an Election is not made by the Borrower in a timely fashion or at all with respect to the method of payment of interest for an Interest Payment Date, a PIK Election shall be deemed to have been made for the entire principal amount of the outstanding Loan with respect to such Interest Payment Date.

(d)           Accrued interest on the Loan shall be payable in arrears on each Interest Payment Date for such Loan, by making a Cash Election or PIK Election at the option of the Borrower; provided that (A) interest accrued pursuant to paragraph (b) of this Section 2.09 shall be payable in cash on demand, (B) in the event of any repayment or prepayment of the Loan, accrued interest on the principal amount repaid or prepaid shall be payable in cash on the date of such repayment or prepayment and (C) all accrued interest in respect of the Loan shall be payable in cash on the Maturity Date.

(e)           With respect to the principal amount of the Loan for which a Cash Election has been made, accrued interest will be paid in full in cash.

(f)            All interest hereunder shall be computed on the basis of actual days elapsed and a year of 365 days (or 366 days in a leap year).

(g)           All interest paid or payable in cash pursuant to this Section 2.09 shall be paid in immediately available funds in Dollars.

Section 2.10          Reserved.

Section 2.11          Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) and (c) of the definition of Excluded Taxes and (C) Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or the Loan made by such Lender;

and the direct result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.  A certificate of such Lender setting forth the amount or amounts necessary to compensate such Lender shall be delivered to the Borrower and shall be conclusive absent manifest error.  Such Lender shall use commercially reasonable efforts to deliver such certificate promptly after such additional costs are incurred or reduction suffered.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(b)           Payment to Lenders.  The Borrower shall pay to any Lender, as long as such Lender or its Holding Company shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments, such additional costs or reduced rate of return (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs or reduced rate of return allocated to such Commitment or Loan by such Lender or its Holding Company (as determined by the Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan.

(c)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.12          Reserved.

Section 2.13          Illegality.  Notwithstanding any other provision of this Agreement, (a) if the introduction of, or any change to or in the interpretation of, any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to perform its obligations hereunder or to fund the Loan or (b) if as a result of any merger, consolidation, amalgamation or acquisition by or of the Borrower or any Subsidiary with, into or of another Person it is or becomes unlawful due to group or company lending limitations for any Lender to perform its obligations hereunder or to fund the Loan, then (x) such Lender shall promptly notify the Borrower upon becoming aware of that event and the Commitment of such Lender will be immediately cancelled and (y) the Borrower shall repay the Loan granted to it by such Lender, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement, on or before such date as shall be mandated by law as specified by such Lender in the notice delivered to the Borrower.

Section 2.14          Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes.  If any Loan Party shall be required to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any other Loan Document, if any, to a Recipient, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made, (ii) such Loan Party shall make such deductions for Indemnified Taxes and (iii) such Loan Party shall pay the full amount of Indemnified Taxes deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of paragraph (a) above, each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by Loan Parties.  Without duplication of Sections 2.14(a) or (b) above, the applicable Loan Party shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) paid by such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to a Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by the applicable Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Each Lender shall deliver such documentation prescribed by applicable law or reasonably requested by any Loan Party or the Administrative Agent as will enable such Loan Party or the Administrative Agent to determine whether or not such Lender is subject to withholding, backup withholding, deduction at source or information reporting requirements or as would be necessary for such Loan Party to obtain or apply for an authorization or exemption to make a payment hereunder without a Tax deduction or withholding (or at a reduced rate), including the provision of a residency certificate, if prescribed by law or reasonably requested by such Loan Party.  Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f)            Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to Section 2.14(a)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)           Value Added Tax.

(i)            All consideration or other payments or amounts expressed to be payable under a Loan Document by any Loan Party to Recipient shall be deemed to be exclusive of any VAT.  If VAT is to be added under applicable law to any consideration or other payments or amounts to be paid by any Loan Party in connection with a Loan Document, that Loan Party shall pay to the applicable Recipient or the relevant tax authority, as the case may be (in addition to and at the same time as paying the consideration or other payments or amounts), an amount equal to the amount of the VAT and the applicable Recipient shall promptly provide an invoice complying with the applicable VAT invoicing regulations to the relevant Loan Party.

(ii)           Where a Loan Document requires any Loan Party to reimburse a Recipient for any costs or expenses, that Loan Party shall also at the same time pay and indemnify the applicable Recipient against all VAT incurred by such Recipient, in respect of the costs or expenses to the extent that neither such Recipient nor any other member of any group of which the Recipient is a member for VAT purposes is entitled to credit or repayment of or in respect of the VAT.

(iii)          Without duplication for Section 2.14(a), if any Loan Party shall be required to deduct VAT from or in respect of any sum payable hereunder or under any other Loan Documents, if any, to the Administrative Agent or any Lender, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14(g)) the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) such Loan Party shall make such deductions and (C) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with the applicable law.

(h)           If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(i)            Survival.  Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender.

Section 2.15          Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.11, 2.13, 2.14, or 8.03 or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the following Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent in accordance with account instructions as provided to the Borrower from time to time by the Administrative Agent, except that payments pursuant to Sections 2.11, 2.13, 2.14 and 8.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the following Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under this Agreement shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loan resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loan and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of any of its Loan to any assignee, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to this subsection (c) may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.16          Fees.  All fees shall be payable by the Borrower to Time Warner Inc. or any of its Affiliates in accordance with the Fee Letter.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants (as to itself and as to each other Loan Party or Subsidiary, as applicable) to the Administrative Agent and the Lenders that on the Effective Date and on the Borrowing Effective Date:

Section 3.01          Organization; Powers; Authorization; Enforceability.  Each Loan Party (a) is validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in, and (if applicable) is in good standing in, every jurisdiction where such qualification is required, except in the case of (b) and (c) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.  The Transactions are within each Loan Party’s powers and have been duly authorized by all necessary corporate and, if required, shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Loan Parties party thereto will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as applicable, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity and (iii) implied covenants of good faith and fair dealing.

Section 3.02          Approvals; No Conflicts.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by each Loan Party of any Loan Document to which it is a party, or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect. The execution, delivery and performance by each of the Loan Parties of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby (a) do not contravene (i) such Loan Party’s organizational documents or (ii) any law applicable to such Loan Party, in any material respect, and (b) will not violate or result in a default or require any consent or approval under any material indenture, agreement or other instrument binding upon such Loan Party or its property or Subsidiaries (including, for the avoidance of doubt, the 2015 Notes Indenture and 2017 Notes Indenture), or give rise to a right thereunder to require any payment to be made by the Borrower.

Section 3.03          Financial Condition; No Material Adverse Change.

(a)           The audited consolidated balance sheet and statements of operations, stockholders equity and cash flows (including the notes thereto) of the Borrower as of and for the fiscal year ended December 31, 2013, reported on by Deloitte LLP, independent public accountants, copies of which have heretofore been furnished to each Lender, when combined with all public filings with the SEC by any Loan Party since December 31, 2013 and prior to the Effective Date, present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower, as of such date and for such period, in accordance with GAAP.

(b)           To the extent available prior to the Borrowing Effective Date, the unaudited consolidated balance sheet and statements of operations, stockholders equity and cash flows of the Borrower as of and for the three-month period ended March 31, 2014, copies of which have heretofore been furnished to each Lender, when combined with all public filings with the SEC by any Loan Party since December 31, 2013, and prior to the Borrowing Effective Date, present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Borrower, as of such date and for such period, in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes.

(c)           Except as disclosed by the Borrower (i) in writing to Time Warner Inc. or (ii) in any document filed with or furnished to the SEC, in each case prior to the Effective Date, since December 31, 2013, through the applicable date of determination, there have not been events, changes, circumstances or occurrences that, when taken as a whole, have had a Material Adverse Effect during the applicable period taken as a whole or would reasonably be expected to result in a Material Adverse Effect.

Section 3.04          Litigation and Environmental Matters.

(a)           Except as disclosed by the Borrower (i) in writing to Time Warner Inc. or (ii) in any document filed with or furnished to the SEC, in each case prior to the Effective Date, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or to the knowledge of the Borrower threatened in writing against, the Borrower or any of its Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (x) neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability and (y) the Borrower has no knowledge of any basis for any Environmental Liability on the part of any of its Subsidiaries.

Section 3.05          Solvency.  Immediately after giving effect to the Transactions (including the Loan hereunder) on the Borrowing Effective Date, the Borrower will be, together with its consolidated Subsidiaries, Solvent.

Section 3.06          Margin Securities.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States of America), and no part of the proceeds of the Loan will be used to purchase or carry any margin stock in violation of said Regulations T, U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulations T, U or X.

Section 3.07          Pari Passu Ranking.  The Borrower’s payment obligations under this Agreement or any other Loan Party’s payment obligations under any Guarantee rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

Section 3.08          Filing or Stamp Tax.  Under the law of the Borrower’s and each other Loan Party’s jurisdiction of incorporation, other than with respect to Curaçao, it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents (including the Transactions).  As of the Effective Date, each stamp, registration or similar tax that would be required under the laws of Curaçao to be paid by any Loan Party in connection with the execution of the Loan Documents as of the Effective Date is referenced on Schedule 3.08.

Section 3.09          Properties.  The Borrower and each of its Subsidiaries have good title to, or valid leasehold interests in, all of their respective real and personal property, except for defects in title or interests that would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10          Compliance with Laws and Agreements.  The Borrower and each of its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Event of Default has occurred and is continuing.

Section 3.11          Taxes.  The Borrower and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it or as part of the consolidated group of which it is a member, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 3.12          Disclosure.  All information heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries (including all information contained in the Loan Documents and the annexes, schedules and other attachments to the Loan Documents, but not including any projected financial statements), when taken together with the reports and other filings with the SEC made under the Exchange Act by any Loan Party since December 31, 2013, is, and all other such information hereafter furnished, including all information contained in any of the Loan Documents, including any annexes or schedules thereto, by or on behalf of the Borrower or any of its Subsidiaries to or on behalf of any Lender will be (as of their respective dates and the Effective Date and Borrowing Effective Date, as applicable), true and accurate in all material respects and not incomplete by omitting to state a material fact necessary to make such information not misleading at such time.  There is no fact of which the Borrower is aware that has not been disclosed to the Lenders in writing pursuant to the terms of this Agreement prior to the date hereof and which, singly or in the aggregate with all such other facts of which the Borrower is aware, would reasonably be expected to result in a Material Adverse Effect.  All statements of fact and representation concerning the present business, operations and assets of the Borrower or any of its Subsidiaries, the Loan Documents and the transactions referred to therein are true and correct in all material respects.  The most recent Budget delivered to the Administrative Agent was prepared by management of the Borrower in good faith based upon assumptions and estimates that are believed by management of the Borrower to be reasonable at the time prepared and at the time the related Budget was so delivered.

Section 3.13          Subsidiaries.  Borrower has no Subsidiaries other than as set forth on Schedule 3.13 hereto (as the same may be updated from time to time in writing for Subsidiaries formed, acquired, disposed, dissolved or merged after the Effective Date in accordance with the terms of this Agreement). Except as otherwise indicated on Schedule 3.13 hereto, Borrower owns (directly or indirectly) all of the Capital Stock of each Subsidiary listed on Schedule 3.13 hereto.

Section 3.14          Insurance.  All premiums due in respect of all insurance maintained by the Borrower and each other Loan Party have been paid.

Section 3.15          Anti-Terrorism Laws; Anti-Corruption Laws.

(a)           None of the Borrower or any of its Subsidiaries has violated or is in violation of Anti-Terrorism Laws.

(b)           The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.  The Borrower, its Subsidiaries and their respective officers and employees, and, to the knowledge of the Borrower, its directors and agents, are each in compliance and will comply with Anti- Corruption Laws and applicable Sanctions.  None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

Section 3.16          Security Interest and Perfection.  The Pledge Agreements are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Security on, and security interests in, the Collateral and when giving effect to the Amended Intercreditor Agreement, create a pari passu right in favor of the Security Agent on behalf of the Secured Parties with respect to proceeds realized in respect of the Collateral in favor of the Security Agent for the benefit of the Secured Parties.

Section 3.17          Use of Proceeds.  The Borrower will use the proceeds of the Loan only for the purposes specified in Section 5.03.

Section 3.18          Intellectual Property.  The Borrower and each other member of the Group owns, or is licensed to use, all of the Intellectual Property owned or used by such Person, except for those the failure to own or license which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No claim has been threatened, or asserted and is pending, by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any member of the Group know of any valid basis for any such claim, except for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and the use of such Intellectual Property by each member of the Group does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

ARTICLE IV

CONDITIONS

Section 4.01          Effective Date.  The effectiveness of the Commitments of the Lenders hereunder on the Effective Date shall be subject to the prior or concurrent satisfaction or waiver of the conditions precedent set forth in this Section 4.01:

(a)           The Administrative Agent shall have received from the Borrower evidence that the Framework Agreement has been entered into on or before the Effective Date.

(b)           The Administrative Agent (or its counsel) shall have received from the Borrower either (i) a counterpart of this Agreement signed on behalf of the Borrower or (ii) written evidence satisfactory to the Administrative Agent (which may include fax or email pdf transmission of a signed signature page of this Agreement) that the Borrower has signed a counterpart of this Agreement.

(c)           The Administrative Agent shall have received from the Borrower a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) DLA Piper LLP (US), U.S. counsel for the Loan Parties with respect to this Agreement and (ii) Conyers Dill & Pearman, Bermuda counsel for the Loan Parties with respect to this Agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(d)           The Administrative Agent shall have received from the Borrower such documents and certificates as the Administrative Agent may reasonably request relating to (i) the organization and existence in good standing (if applicable) of each Loan Party, and (ii) the authorization of any relevant Transactions and any other legal matters relating to the Borrower, this Agreement and each other Loan Document to be delivered by the Borrower on the Effective Date, all in form and substance reasonably satisfactory to the Administrative Agent.

(e)           The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers or directors of the Borrower authorized to sign this Agreement and the other Loan Documents to be delivered by the Borrower on the Effective Date.

(f)            The Administrative Agent shall have received a certificate from the Borrower, dated the Effective Date, and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraph (a) of this Section 4.01 and paragraphs (a) and (b) of Section 4.02.

(g)           The Administrative Agent (or its counsel) shall have received from the Borrower a copy of the Borrower’s Business Plan on or before the Effective Date.

Section 4.02          Term Loan Credit Event.  The obligation of each Lender to make a Loan to the Borrower on the Borrowing Effective Date is subject to the satisfaction of the following conditions precedent set forth in this Section 4.02:

(a)           No Default or Event of Default shall have occurred and be continuing on such date nor will result from the making of such Loan.

(b)           Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (unless such representation or warranty is already qualified by materiality, in which case, such representation or warranty must be true and correct in all respects) on and as of the date of such Loan with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (unless such representation or warranty is already qualified by materiality, in which case, such representation or warranty must be true and correct in all respects) as of such earlier date.

(c)           The Administrative Agent (or its counsel) shall have received from the Borrower and from each other Loan Party to the Loan Documents (other than a Term Loan Note) either (i) a counterpart of each applicable Loan Document signed on behalf of such Loan Party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax or email pdf transmission of a signed signature page of the applicable Loan Document) that such Loan Party has signed counterparts of such Loan Document.

(d)           The Administrative Agent shall have received from the Borrower definitive documentation evidencing (i) the Unit Warrant Agreement attaching the form of Unit Warrants and (ii) the Term Warrant Agreement attaching the form of Term Warrants.

(e)           The Administrative Agent (or its counsel) shall have received from the Borrower sufficient documentation evidencing that the Board consists of not more than eleven (11) members, with one less than the majority in number of such directors designated by TWMH, who shall have been duly appointed to the Board; provided that TWMH has satisfied the conditions to appointment in Section 5.3 of the Framework Agreement.

(f)            The Administrative Agent shall have received from the Borrower a written opinion (addressed to the Administrative Agent and the Lenders and dated the Borrowing Effective Date) of (i) DLA Piper LLP (US), U.S. counsel for the Loan Parties with respect to this Agreement, the Term Loan Note and the Guarantees, (ii) Conyers Dill & Pearman, Bermuda counsel for the Loan Parties with respect to the CME NV Pledge Agreement, and (iii) Loyens and Loeff N.V., Dutch and Curaçao counsel for the Loan Parties in respect of the Pledge Agreements, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(g)           Substantially concurrently with the funding of the Loan on the Borrowing Effective Date, the Borrower shall (i) deliver to the Trustee under the 2016 Notes Indenture the Redemption Notice and (ii) consummate the Discharge (including the deposit of funds with the trustee under the 2016 Notes Indenture sufficient to discharge the entire amount of the 2016 Notes), and, in each case, the Borrower shall provide evidence thereof to the Administrative Agent.

(h)           In connection with the 2017 Notes Consent, the 2017 Notes Supplemental Indenture shall have been executed and delivered and shall have become effective.

(i)            Such Borrowing Effective Date shall occur on a Business Day and shall have occurred on or before the Bridge Date.

(j)            The Administrative Agent shall have received each Term Loan Note requested by a Lender pursuant to Section 2.07(e), each duly completed and executed by the Borrower.

(k)           The Administrative Agent shall have received from the Loan Parties (other than the Borrower) such documents and certificates as the Administrative Agent may reasonably request relating to the authorization of any relevant Transactions and any other legal matters relating to such Loan Party and the Loan Documents to which such Loan Party is party, all in form and substance reasonably satisfactory to the Administrative Agent.

(l)            The Administrative Agent shall have received a certificate of the managing director of each Loan Party (other than the Borrower) certifying the name and true signature of the managing director of such Loan Party authorized to sign the Loan Documents to which such Loan Party is party.

(m)          The Administrative Agent shall have received a certificate from the Borrower, dated the Borrowing Effective Date, and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of this Section 4.02.

(n)           The Borrower shall have delivered a Borrowing Request in accordance with Section 2.03.

(o)           The Administrative Agent shall have received from each Loan Party all documents and instruments required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Security intended to be created under the Security Documents.

ARTICLE V

COVENANTS

From (i) the Effective Date with respect to the covenants contained in Sections 5.08, 5.09, 5.10, 5.11, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18, 5.21 and 5.22 below and (ii) the Borrowing Effective Date with respect to each covenant contained in this Article V, in each case until the Commitments have expired or been terminated and the principal of and interest on the Loan and all fees, expenses and other amounts payable hereunder shall have been paid in full, the Borrower covenants and agrees (as to itself and as to each other Loan Party or Subsidiary, as applicable) with the Administrative Agent and the Lenders that:

Section 5.01          Information Undertakings.

(a)           Financial Statements. The Borrower shall supply to the Administrative Agent

(i)            as soon as the same become available, but in any event within 90 days after:

(1)                                 the end of the Financial Year ending on December 31, 2013; and

(2)           the end of each subsequent Financial Year,

the audited consolidated financial statements of the Borrower for that Financial Year; and

(ii)           as soon as they are available, but in any event within 45 days after:

(1)                                 the end of the Accounting Quarter ending on March 31, 2014; and

(2)                                 the end of each subsequent Accounting Quarter,

the unaudited consolidated financial statements of the Borrower for that Accounting Quarter and the Relevant Period ending on or about the last day of that Accounting Quarter (excluding the financial statements for any Accounting Quarter or Relevant Period ending on December 31).

(b)           Compliance Certificate.

(i)            The Borrower shall supply to the Administrative Agent, with each set of financial statements of the Borrower delivered pursuant to paragraph (a)(i) or (a)(ii) of this Section 5.01, a Compliance Certificate (1) setting out (in reasonable detail) computations as to compliance with Sections 5.04(a), 5.16(b)(i), 5.17(a), 5.18(b)(i), 5.18(b)(ii), paragraph (f) of the definition of “Permitted Guarantee”, paragraph (e) of the definition of “Permitted Investment” and paragraphs (b) and (l) of the definition of “Permitted Security”, in each case as at the date as at which those financial statements were drawn up, (2) describing (in reasonable detail) any changes in the corporate structure of the Group (including the incorporation of new entities) for the Relevant Period not previously disclosed in writing to the Administrative Agent and (3) stating whether or not a Default or Event of Default has occurred, and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto.

(ii)           Each Compliance Certificate shall be signed by two (2) Responsible Officers of the Borrower.

(c)           Requirements as to Financial Statements.

(i)            The Borrower shall procure that each set of its Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement.

(ii)           Each set of financial statements delivered pursuant to Section 5.01(a):

(1)           shall be certified by a Responsible Officer as fairly presenting, in all material respects its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by a report from the Auditors and accompanying those Annual Financial Statements; and

(2)           shall be prepared using GAAP, and using further accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements and the Borrower’s Business Plan, unless, in relation to any set of financial statements, the Borrower notifies the Administrative Agent that there has been a change in GAAP or the accounting practices and it and, if requested by the Administrative Agent and subject to sub-paragraph (iii) below, its Auditors deliver to the Administrative Agent: (A) a description of any change necessary for those financial statements to reflect GAAP or accounting practices upon which the Borrower’s Business Plan or, as the case may be, relevant Original Financial Statements were prepared and (B) sufficient information, in form and substance as may be reasonably required by the Administrative Agent, to enable the Lenders to determine whether Section 5.04 has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Borrower’s Business Plan and/or Original Financial Statements.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Borrower’s Business Plan or, as the case may be, the Original Financial Statements were prepared.

(iii)          Any requirement for the Auditors of the Borrower to deliver the information required to be delivered under sub-paragraphs (ii)(1) and (ii)(2) above will be subject to the Administrative Agent agreeing to any necessary hold harmless or other similar letters with them.

(iv)          If an Event of Default is continuing, the Administrative Agent may notify the Borrower that it wishes to discuss the financial position of the Loan with the Auditors and stating the questions or issues that the Administrative Agent wishes to discuss.  In this event, the Borrower must ensure that the Auditors are authorized (at the expense of the Borrower):

(1)           to discuss the financial position of the relevant Loan Party with the Administrative Agent on request from the Administrative Agent; and

(2)           to disclose to the Administrative Agent for the Lenders any information which the Administrative Agent may reasonably request.

(d)           Budget.

(i)            The Borrower shall supply to the Administrative Agent in sufficient copies for all the Lenders (if the Administrative Agent so requests), as soon as it becomes available but in any event with 45 days after the start of each of its Financial Years, an annual Budget for that Financial Year.

(ii)           The Borrower shall ensure that each Budget under paragraph (b) of the definition thereof:

(1)           is in a form reasonably acceptable to the Administrative Agent and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group, and projected financial covenant calculations and a twelve (12) month cashflow forecast for the Group; and

(2)           is prepared in accordance with GAAP and the accounting practices and financial reference periods applied to financial statements under Section 5.01(a).

(iii)          If the Borrower updates or changes the Budget or the Budget has previously not been approved by the Board, the Borrower shall within not more than ten (10) Business Days of the update or change being made or approval by the Board being granted deliver to the Administrative Agent, in sufficient copies for each of the Lenders (if the Administrative Agent so requests), such updated or changed or approved Budget together with a written explanation of the main changes in that Budget.

(e)           Presentations.  If the Administrative Agent reasonably suspects a Default is continuing or may have occurred or may occur, upon request by the Administrative Agent giving reasonable notice, an officer of the Borrower shall give a presentation to the Administrative Agent and the Lenders about the on-going business and financial performance of the Group.

(f)            Year-end.  The Borrower shall procure that:

(i)            each Financial Year-end of each member of the Group falls on December 31; and

(ii)           each Accounting Quarter ends on a Quarter Date.

(g)           Information; Miscellaneous.  The Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests):

(i)            copies of all documents dispatched by the Borrower to its shareholders generally (or any class of them) or its senior creditors generally at the same time as they are dispatched;

(ii)           promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect or which involve a potential or alleged liability exceeding in aggregate at any one time $5,000,000 in respect of the Borrower and its Subsidiaries;

(iii)          (if and to the extent prepared) the annual combined GAAP financial statements of CET 21 and its Subsidiaries, promptly after such preparation;

(iv)          promptly, such information as the Security Agent may reasonably require about the Collateral and compliance of the Loan Parties with the terms of any Security Documents; and

(v)           promptly, on request, such further information regarding the financial condition, assets or operations of any member of the Group as any Lender (through the Administrative Agent) may reasonably request.

Section 5.02          Notices of Material Events.  The Borrower will furnish (or cause to be furnished) to the Administrative Agent prompt written notice of (i) the occurrence of any Default or Event of Default, (ii) the occurrence of any “default” or “event of default” as such terms are defined in the definitive documents applicable to any Material Indebtedness (including, without limitation, the 2017 PIK Notes Indenture, 2017 Notes Indenture and 2015 Notes Indenture) and (iii) any material amendments or waivers to the definitive documentation applicable to any Material Indebtedness, including the 2017 PIK Notes Indenture, the 2017 Notes Indenture and the 2015 Notes Indenture.  Each notice delivered under clauses (i) and (ii) of the preceding sentence of this Section 5.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the Default or Event of Default, in the case of clause (i), or other event, in the case of clause (ii), requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03          Use of Proceeds.  The Refinancing Portion of the Loan shall be used by the Borrower solely to consummate the Discharge.  The remaining proceeds of the Loan will be used for working capital needs and other general corporate purposes of the Borrower and its Subsidiaries.  No part of the proceeds of the Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors, including Regulations T, U and X.  The Borrower will not request the Loan, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

Section 5.04          Financial Covenants.

(a)           The Borrower shall ensure that:

(i)                                     Cashflow Cover. In respect of any test date set forth in the table below, Cashflow Cover shall not be less than the ratio set forth opposite such date in the table below:

Test Date	Minimum Cashflow Cover Ratio
December 31, 2015	0.30 to 1.00
March 31, 2016	0.35 to 1.00
June 30, 2016	0.40 to 1.00
September 30, 2016	0.45 to 1.00
December 31, 2016	0.40 to 1.00
March 31, 2017	0.45 to 1.00
June 30, 2017	0.45 to 1.00
September 30, 2017 and thereafter	0.45 to 1.00

(ii)                                  Interest Cover.  In respect of any test date set forth in the table below, Interest Cover shall not be less than the ratio set forth opposite such date in the table below:

Test Date	Minimum Interest Cover Ratio
June 30, 2014	0.09 to 1.00
September 30, 2014	0.20 to 1.00
December 31, 2014	0.60 to 1.00
March 31, 2015	0.65 to 1.00
June 30, 2015	0.65 to 1.00
September 30, 2015	0.65 to 1.00
December 31, 2015	0.70 to 1.00
March 31, 2016	0.75 to 1.00
June 30, 2016	0.75 to 1.00
September 30, 2016	0.80 to 1.00
December 31, 2016	0.85 to 1.00
March 31, 2017	0.85 to 1.00
June 30, 2017	0.85 to 1.00
September 30, 2017 and thereafter	0.85 to 1.00

(iii)                               Consolidated Total Leverage.  In respect of any test date set forth in the table below, Consolidated Total Leverage shall not exceed the ratio set forth opposite such date in the table below:

Test Date	Maximum Consolidated Total Leverage Ratio
June 30, 2014	110.00 to 1.00
September 30, 2014	42.00 to 1.00
December 31, 2014	16.50 to 1.00
March 31, 2015	14.00 to 1.00
June 30, 2015	13.00 to 1.00
September 30, 2015	12.00 to 1.00
December 31, 2015	11.00 to 1.00
March 31, 2016	10.50 to 1.00
June 30, 2016	10.00 to 1.00
September 30, 2016	9.50 to 1.00
December 31, 2016	9.00 to 1.00
March 31, 2017	8.50 to 1.00
June 30, 2017	8.50 to 1.00
September 30, 2017 and thereafter	8.50 to 1.00

(b)                                 Covenant Testing.

(i)                                     The financial covenants set out in Section 5.04(a) shall be calculated using the consolidated financial statements of the Borrower prepared in accordance with GAAP and tested on a consolidated basis by reference to each of the consolidated financial statements of the Borrower delivered pursuant to Section 5.01(a) and/or each Compliance Certificate delivered pursuant to Section 5.01(b).

(ii)                                  For the purpose of calculating the financial covenants set out in Section 5.04(a) for each of the Relevant Periods ending on a date which is less than 12 months after the Borrowing Effective Date, Finance Charges shall be annualised by reference to the Finance Charges as disclosed in the Compliance Certificates for the Accounting Quarters ending after the Borrowing Effective Date.

(iii)                               For the purpose of calculating the financial covenants set out in Section 5.04(a):

(1)                                 there shall be included in determining EBITDA for any Relevant Period the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, mutatis mutandis) for the Relevant Period of any company, business or undertaking that is acquired by a member of the Group and is not subsequently sold, transferred or otherwise disposed of during such Relevant Period;

(2)                                 there shall be excluded in determining EBITDA for any Relevant Period the earnings before interest, tax depreciation and amortization (calculated on the same basis as EBITDA, mutatis mutandis) of any company, business or undertaking that is sold, transferred or otherwise disposed by a member of the Group during such period; provided, however, that in the case of a Permitted Disposal under clause (i) of the defined term “Permitted Disposal”, this paragraph (2) shall not apply if the effect of its application to such clause (i) would be the sole cause of an Event of Default under the financial covenants set out in Section 5.04(a);

(3)                                 there shall be excluded in determining Consolidated Total Leverage as at the end of any Relevant Period any movements in the outstanding amount of Group Borrowings arising solely from changes in currency exchange rates from December 31, 2013, or the date of incurrence, if later; and

(4)                                 for the avoidance of doubt, for purposes of computing Consolidated Total Leverage, the amount of 2017 PIK Notes outstanding shall be equal to the aggregate principal face amount of such 2017 PIK Notes outstanding at any such time, without giving effect to the tax treatment or accounting standards used in respect thereof;

(iv)                              Financial covenants shall be tested as of the end of each Accounting Quarter of the Borrower, beginning with the first full Accounting Quarter of the Borrower occurring after the Borrowing Effective Date, set forth in each applicable table in paragraph (a) above.

(v)                                 On no more than one occasion after the Effective Date, the Borrower and the Administrative Agent agree to reset the financial covenant ratios contained in paragraph (a) above based on any change as part of the triennial review in the accounting policy of the Borrower concerning the charge for program rights amortization.  The Borrower shall provide to the Administrative Agent sufficient information describing such change, including an updated Budget and proposed new ratios on a quarterly basis that incorporate such change,  together with any other information that the Administrative Agent may reasonably request.  Based on such information, the Administrative Agent agrees to propose in good faith to the Borrower new ratios that include a similar amount of cushion to the Budget numbers as the existing ratios in paragraph (a).  Until the Borrower and the Administrative Agent mutually agree to such new ratios, the ratios provided in paragraph (a) above shall continue to apply for purposes of compliance with this Section 5.04.

Section 5.05                             Authorizations.  Each Loan Party and each other member of the Group shall promptly:

(a)                                 obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)                                 upon request, supply certified copies to the Administrative Agent of,

any approval by any Authorization (including, without limitation, the Broadcasting Licenses) required under any law or regulation of a Relevant Jurisdiction to:

(i)                                     enable it to perform its obligations under the Loan Documents;

(ii)                                  ensure the legality, validity, enforceability or admissibility in evidence of any Loan Document (subject to any necessary translation of such Loan Documents and notarization of any such translation); and

(iii)                               carry on its business where failure to obtain, comply or maintain such approval by any Authorization has or is reasonably likely to have a Material Adverse Effect.

Section 5.06                             Compliance with Laws.

(a)                                 Each Loan Party shall (and the Borrower shall ensure that each member of the Group will) comply in all respects with (i) all Anti-Corruption Laws and applicable Sanctions to which it is subject and (ii) all other laws to which it is subject, if, in the case of this clause (ii), failure so to comply has or is reasonably likely to have a Material Adverse Effect.

(b)                                 The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.07                             Taxation.

(a)                                 The Borrower shall (and shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)                                     such payment is being contested in good faith;

(ii)                                  adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Administrative Agent under Section 5.01(a); and

(iii)                               such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)                                 No member of the Group may change its residence for Tax purposes.

Section 5.08                             Merger.  No member of the Group shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction.

Section 5.09                             Change of Business.  The Borrower shall not, and shall not permit any Subsidiary to, engage in any business other than a Permitted Business.

Section 5.10                             Acquisitions.

(a)                                 Except as permitted under paragraph (b) below, the Borrower shall not (and shall ensure that no other member of the Group will) acquire a company or other entity or any shares or securities or a business or undertaking (or, in each case, any interest in any of them).

(b)                                 Paragraph (a) above does not apply to an acquisition of a company, or other entity, or of shares, securities or a business or undertaking (or, in each case, any interest in any of them):

(i)                                     where:

(1)                                 no Event of Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(2)                                 in the case of acquisition of a company or partnership, it is incorporated with limited liability or is a limited liability partnership and it is engaged in a business substantially the same as that carried on by the Group; and

(3)                                 the Total Purchase Price for such acquisition, when aggregated with the Total Purchase Price for any other acquisitions under this paragraph (b)(i) does not in any Financial Year of the Borrower exceed $5,000,000 or its equivalent;

(ii)                                  which is a Permitted Acquisition or a Permitted Transaction.

Section 5.11                             Joint Ventures.

(a)                                 Except as permitted under paragraph (b) below, the Borrower shall not (and shall ensure that no other member of the Group will):

(i)                                     enter into, invest in or acquire (or agree to acquire) any shares, stock, securities or other interest in any Joint Venture; or

(ii)                                  transfer any assets or lend to or guarantee or give an indemnity for or grant any Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)                                 Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if:

(i)                                     no Event of Default is continuing or would result from such acquisition, transfer, loan or guarantee and:

(1)                                 the Joint Venture is engaged in a business substantially the same as that carried on by the Group or any reasonable extension of such business; and

(2)                                 the aggregate Joint Venture Investment in any Financial Year of the Borrower in all Joint Ventures does not exceed $5,000,000 or its equivalent;

(ii)                                  such transaction is permitted under Section 5.10(b)(i) or is a Permitted Acquisition or is otherwise permitted by Section 5.14, or is a Permitted Loan or is otherwise permitted by Section 5.16.

Section 5.12                             Pari Passu Ranking.  Each Loan Party shall ensure that at all times any unsecured and unsubordinated claims of any Lender against it under the Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

Section 5.13                             Negative Pledge.  In this Section 5.13, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.  Except as permitted under paragraph (c) below:

(a)                                 The Borrower shall not (and shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)                                 The Borrower shall not (and shall ensure that no other member of the Group will):

(i)                                     sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a member of the Group;

(ii)                                  sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)                               enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)                              enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)                                  Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)                                     a Permitted Security; or

(ii)                                  a Permitted Transaction.

Section 5.14                             Disposals.

(a)                                 Except as permitted under paragraph (b) below, the Borrower shall not (and shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)                                 Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)                                     of assets made while no Event of Default is continuing or would result from such sale, lease, transfer or other disposal, where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration received or receivable for any other sale, lease, license, transfer or other disposal made under this paragraph (b)(i)) does not in any Financial Year of the Borrower, exceed $5,000,000 or its equivalent, subject (in relation to any asset which constitutes Collateral) to the provisions of the Security Documents;

(ii)                                  of assets to a member of the Group made while no Event of Default is continuing or would result from such sale, lease, transfer or other disposal; or

(iii)                               which is a Permitted Disposal or a Permitted Transaction.

Section 5.15                             Arm’s Length Basis.

(a)                                 Except as permitted by paragraph (b) below, the Borrower shall not (and shall ensure that no other member of the Group will) enter into any transaction with any Affiliate other than a member of the Group unless:

(i)                                     the terms of such transaction are no less favorable to the Borrower or such other member of the Group, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s length dealings with a Person who is not such an Affiliate;

(ii)                                  in the event such transaction involves an aggregate amount in excess of €20 million, the terms of such transaction have been approved by a majority of the members of the Board and by a majority of the members of the Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such transaction satisfies the criteria in paragraph (i) above); and

(iii)                               in the event such transaction involves an aggregate amount in excess of €75 million, the Borrower has received a written opinion from an independent investment banking firm of internationally recognized standing that such transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate.

(b)                                 The following transactions shall not be a breach of this Section 5.15:

(i)                                     any cash dividends, redemption of capital or distributions made by a member of the Group to a member of the Group to the extent permitted under Section 5.22;

(ii)                                  fees, costs and expenses payable under the Loan Documents in the amounts agreed by the Administrative Agent;

(iii)                               any Permitted Transaction; and

(iv)                              any transaction between or among (x) any member of the Group and (y) the Administrative Agent and any of its Affiliates, including, without limitation, the Revolving Loan Credit Agreement and the 2017 PIK Notes Indenture.

Section 5.16                             Loans or Credit.

(a)                                 Except as permitted under paragraph (b) below, the Borrower shall not (and shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)                                 Paragraph (a) above does not apply to:

(i)                                     a loan made by a member of the Group while no Event of Default is continuing or would result from the making of such loan, which when aggregated with the principal amount of any other loans made under this paragraph does not in any Financial Year of the Borrower, exceed $5,000,000 or its equivalent; or

(ii)                                  a Permitted Loan or a Permitted Transaction.

Section 5.17                             No Guarantees or Indemnities.

(a)                                 Except as permitted under paragraph (b) below, the Borrower shall not (and shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee or guarantees in respect of any obligation of any person where the maximum aggregate contingent liability of the Group under all such guarantees exceeds $5,000,000 at any time.

(b)                                 Paragraph (a) does not apply to a guarantee which is:

(i)                                     a Permitted Guarantee; or

(ii)                                  a Permitted Transaction.

Section 5.18                             Financial Indebtedness.

(a)                                 Except as permitted under paragraph (b) below, the Borrower shall not (and shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)                                 Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)                                     incurred while no Event of Default is continuing or would result from such incurrence, the outstanding amount of which does not exceed $7,000,000 (or its equivalent) in aggregate for the Group in any Financial Year of the Borrower;

(ii)                                  incurred while no Event of Default is continuing or would result from such incurrence under finance or capital leases provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed $7,000,000 (or its equivalent in other currencies) at any time; or

(iii)                               Permitted Financial Indebtedness or a Permitted Transaction.

Section 5.19                             Access.  If an Event of Default is continuing, each Loan Party shall (and the Borrower shall ensure that each member of the Group will) permit the Administrative Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Administrative Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the applicable Loan Party to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with management of the Group.

Section 5.20                             Intellectual Property.

(a)                                 The Borrower shall (and shall ensure that each other member of the Group will):

(i)                                     preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of members of the Group;

(ii)                                  use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(iii)                               make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property owned by it in full force and effect and record its interest in that Intellectual Property;

(iv)                              not use or permit the Intellectual Property to be used by it or any relevant member of the Group in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any relevant member of the Group to use such property; and

(v)                                 not discontinue the use of the Intellectual Property,

where failure to do so, in the case of paragraphs (i), (ii) and (iii) above, or, in the case of paragraphs (iv) and (v) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

(b)                                 Failure to comply with any part of paragraph (a) above, shall not be a breach of this Section 5.20 to the extent that any dealing with Intellectual Property which would otherwise be a breach of paragraph (a) above is contemplated by the definition of Permitted Transaction.

Section 5.21                             Amendments.

(a)                                 Except as permitted under paragraph (b) below, no Loan Party shall (and the Borrower shall ensure that no member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate the constitutional documents of a Loan Party or another member of the Group, the Revolving Loan Credit Agreement, the 2017 PIK Notes Indenture, the 2017 Notes Indenture, the 2016 Notes Indenture or the 2015 Notes Indenture, in each case in any manner adverse to the Lenders in any material respect.

(b)                                 Paragraph (a) does not apply to any amendment, variation, novation, supplement, superseding, waiver or termination to which the Required Lenders consent.

Section 5.22                             Restricted Payments.

(a)                                 Except as permitted by paragraph (b) below, the Borrower shall not (and the Borrower shall ensure that no member of the Group will) directly or indirectly:

(i)                                     declare or pay any dividend or make any distribution (including any payment in connection with any merger, amalgamation or consolidation involving the Borrower or any Subsidiary of the Borrower) on or in respect of its Capital Stock except:

(1)                                 dividends or distributions payable solely in Capital Stock of the Borrower (other than Disqualified Stock) or in options or warrants or other rights to purchase such Capital Stock of the Borrower; and

(2)                                 dividends or distributions payable to the Borrower or a Subsidiary of the Borrower (and, if such Subsidiary has shareholders other than the Borrower or other Subsidiaries of the Borrower, to its other shareholders on a pro rata basis);

(ii)                                  purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower held by Persons other than the Borrower or a Subsidiary of the Borrower (other than in exchange for Capital Stock of the Borrower (other than Disqualified Stock));

(iii)                               purchase, repurchase, prepay, repay, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase, prepayment or repayment redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(iv)                              make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (i) through (iv) shall be referred to herein as a “Restricted Payment”).

(b)                                 Paragraph (a) above does not apply to:

(i)                                     so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Borrower or any Subsidiary of the Borrower or any parent of the Borrower held by any existing or former employees or management of the Borrower or any Subsidiary of the Borrower or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause will not exceed $3,000,000 in the aggregate for all such redemptions and repurchases;

(ii)                                  repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof or withholding tax thereon; and

(iii)                               the issuance of Capital Stock other than Disqualified Stock upon conversion of the 2015 Notes.

Section 5.23                             Additional Guarantees.  The Borrower shall cause each Subsidiary that is not a Subsidiary Guarantor (other than CET 21 and its Subsidiaries) that, after the Effective Date, guarantees the 2017 PIK Notes, the 2015 Notes or any other Financial Indebtedness incurred by the Borrower, CME NV or CME BV under a credit facility or in connection with a capital markets transaction, in each case including any refinancing thereof, to simultaneously or prior thereto provide a guarantee on substantially the same terms and conditions as those set forth in Exhibit A to the Guarantee.  Notwithstanding the foregoing, the Borrower shall not be obligated to cause such Subsidiary to guarantee the Term Loan to the extent that the grant of such Guarantee would not be consistent with applicable laws or would be reasonably likely to result in any liability for officers, directors or shareholders of such Subsidiary.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01                             Events of Default.  If any of the following events (each an “Event of Default”) shall occur:

(a)                                 non-payment of any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 non-payment of any interest on the Loan or other fee payable under the Loan Documents, within three (3) Business Days after the same shall become due and payable;

(c)                                  any representation or warranty made or deemed made by the Loan Parties in Article III hereof or in any other Loan Document, or in any amendment hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d)                                 the Loan Parties shall fail to observe or perform (i) any covenant, condition or agreement contained in Section 5.01(a), Section 5.01(b), Section 5.01(d), Section 5.01(g)(ii), Section 5.05(b) and Section 5.09; provided that no Event of Default under this clause (i) will occur if the failure to comply is capable of remedy and is remedied within five (5) Business Days of the earlier of (A) the Administrative Agent or any Lender giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply or (ii) any covenant, condition or agreement contained in Section 5.02, Section 5.03, Section 5.04, Section 5.05(a), Section 5.08, Section 5.10, Section 5.11, Section 5.13, Section 5.14, Section 5.16, Section 5.17, Section 5.18, Section 5.22 and Section 5.23;

(e)                                  the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those contained in paragraphs (a), (b) or (d) above), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent or a Lender to the Borrower;

(f)                                   (i) an “event of default” shall occur under the 2017 PIK Notes Indenture (regardless of whether subsequently waived), 2017 Notes Indenture and 2015 Notes Indenture, in each case as such term is defined therein, (ii) the principal amount of any other Material Indebtedness is not paid at the maturity thereof (whether at stated maturity, acceleration or otherwise) or (iii) a default shall occur under any other Material Indebtedness which results in the acceleration of such other Material Indebtedness prior to the stated maturity thereof;

(g)                                  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding-up, reorganization or other relief in respect of any Loan Party or Significant Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (“Bankruptcy Law”) or (ii) the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator, compulsory manager or similar official for any Loan Party or Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 consecutive days or a final, not temporary or interim, unappealable order or decree approving or ordering any of the foregoing shall be entered;

(h)                                 any Loan Party or Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, winding-up, reorganization or other relief under any Bankruptcy Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (g) of this Article, (iii) apply for or consent to the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator, compulsory manager or similar official for any Loan Party or Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)                                     any Loan Party or Significant Subsidiary is unable or shall admit in writing its inability to pay its debts generally;

(j)                                    the Borrower or any of its Significant Subsidiaries fails to satisfy any final and non-appealable judgment or arbitral award against it or its assets made by any competent court or tribunal to which it or its assets is or are subject, where the amount of relief from, and/or a liability (including, without limitation, any pre- and/or post-judgment interest but excluding any award in respect of costs or relevant proceedings) under such judgment or award, of the Borrower and any of its Significant Subsidiaries as a whole is at any time in aggregate amount at least $25,000,000 (or its equivalent in any currency);

(k)                                 a Change of Control shall occur; provided that such Change of Control shall not have been caused directly or indirectly by any action taken by Time Warner Inc. or any of its Affiliates;

(l)                                     this Agreement or any other Loan Document shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions or interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its financial obligation under this Agreement or any other Loan Document;

(m)                             any security interest and Security purported to be created by any Security Document with respect to any Collateral shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Security, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected security interest in and Security on all of the Collateral thereunder in the manner provided for in the Amended Intercreditor Agreement) in favor of the Administrative Agent, or shall be asserted by the Borrower or any other Loan Party not to be a valid, perfected, security interest in or Security on the Collateral covered thereby in the manner provided for in the Amended Intercreditor Agreement; or

(n)                                 any prepayment made in violation of Section 2.08(a);

then, and in every such event (other than an event with respect to the Borrower described in paragraphs (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the applicable Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loan then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraphs (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loan then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents.

ARTICLE VII

THE ADMINISTRATIVE AGENT

Section 7.01                             Appointment and Authority.  Each Lender hereby irrevocably appoints Time Warner Inc. (or any of its Affiliates as selected from time to time by Time Warner Inc. in its sole discretion) to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.  The Lenders and the Borrower agree that, notwithstanding any provision contained in Section 7.06, at any time Time Warner Inc. or any of its Affiliates is the Administrative Agent under this Agreement, each of Time Warner Inc. or such Affiliate shall be permitted to assign its rights and duties as Administrative Agent under this Agreement to any of its Affiliates without requiring the prior consent of any Lender and without creating any duty to consult the Borrower.  Upon the occurrence of any such assignment, (i) the parties thereto shall provide prompt notice thereof to the Lenders and the Borrower, along with updated notice information for purposes of Section 8.01(a)(ii), (ii) Time Warner Inc. or its Affiliate, as applicable, shall be discharged from its duties and obligations under this Agreement and under the other Loan Documents as if otherwise constituting a resignation under Section 7.06 at the time such Person makes such assignment and (iii) the assignee to such assignment shall be subject to all other rights and duties under this Article VII.

Section 7.02                             Administrative Agent Individually.

(a)                                 The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.  Each Lender is aware that the Administrative Agent or its affiliates owns equity interests in the Borrower and, as an equity owner, may take or omit to take actions relating thereto or as a result of its equity ownership in its sole discretion.

Section 7.03                             Duties of Administrative Agent; Exculpatory Provisions.

(a)                                 The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall not be subject to any fiduciary or other implied duty, whether or not a Default or Event of Default has occurred or is continuing and shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.  The Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(b)                                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02 or Article VI) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Lender shall have given notice to the Administrative Agent describing such Default and such event or events.

(c)                                  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)                                 Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

Section 7.04                             Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan, and in the case of a Loan, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05                             Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VII and Section 8.03 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 7.06                             Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank or a trust company with an office in the United States of America, or an affiliate of such a bank or trust company; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each applicable Lender, directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph; provided further that so long as no such successor Administrative Agent shall have accepted such appointment the Borrower shall have the right to appoint, at its own cost and expense, a successor Administrative Agent, which successor Administrative Agent shall be a commercial bank or a trust company with an office in the United States of America (an “Interim Administrative Agent”), which Interim Administrative Agent shall serve as Administrative Agent in all respects (with the rights, privileges and obligations thereof, including without limitation the right to resign (and appoint a successor) as set forth above in this Section 7.06) until such time as the Required Lenders appoint a successor thereto in accordance with the provisions described above in this Section 7.06).  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as a successor Administrative Agent or Interim Administrative Agent has been appointed as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 7.07                             Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deep appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making the Loan and other extensions of credit hereunder and under the other Loan Documents and (z) taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making the Loan and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

ARTICLE VIII

MISCELLANEOUS

Section 8.01                             Notices.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service and, if sent by facsimile, to the extent transmitted by 3:00 pm (local time of recipient) on a Business Day, will be deemed to have been received on that Business Day, and if transmitted by facsimile after 3:00 pm (local time of the recipient) on a Business Day or any other day, then on the Business Day next following the day of transmittal (so long as for notices or other communications sent by facsimile, the transmitting facsimile machine records electronic conformation of the due transmission of the notice), at the following address or facsimile number, or at such other address or facsimile number as a party may designate to the other parties:

(i)                                     if to the Borrower or any other Loan Party:

Central European Media Enterprises Ltd.
c/o CME Media Services Ltd.
Kříženeckého náměstí 1078/5
152 00  Prague 5 - Barrandov
Czech Republic
Facsimile:                                         + 420-242-464-483
Attention:                                         Legal Counsel

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
Attention:                                         Jeffrey A. Potash
                                                Penny J. Minna
Facsimile:                                         + 1 (212) 335-4510

(ii)                                  if to the Administrative Agent and Time Warner Inc., in its role as Lender: Time Warner Inc., to it at One Time Warner Center, New York, NY 10019, Attention Chief Financial Officer (Facsimile No. + 1 (212) 484-7175), with copies to its General Counsel (Facsimile No. + 1 (212) 484-7167) and its Treasurer (Facsimile No. + 1 (212) 484-7151); and

(iii)                               if to any other Lender, to it at its address (or fax number) set forth in any Assignment and Assumption.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 8.02                             Waivers; Amendments.

(a)                                 Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of the Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of the Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment without the written consent of each Lender affected thereby, (iv) change Sections 2.08(a) or (d) or Sections 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby, (v) change any of the provisions of this Section 8.02 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release any Subsidiary Guarantor from liability under the Guarantee or limit the liability of any Subsidiary Guarantor in respect of the Guarantee, without the written consent of each Lender or (vii) release all or substantially all of the Collateral from the Security of the Security Documents, without the written consent of each Lender.

(b)                                 Notwithstanding the provisions set forth in Section 8.02(a) above, the Borrower’s consent shall not be required for (A) any amendment to this Agreement to incorporate usual and customary capital adequacy or conduit lender provisions or (B) amendments to Article II or Article VII of this Agreement (and related definitions), in each case that are necessary (as determined by the Required Lenders in good faith) to facilitate the appointment of a successor Administrative Agent or an assignment by a Lender otherwise permitted by this Agreement and so long as any such amendment does not create or result in the imposition of any obligation on the Borrower which is in any way more burdensome on the Borrower than as set forth herein.

Section 8.03                             Expenses; Indemnity; Damage Waiver.

(a)                                 The Loan Parties shall pay (i) all reasonable invoiced out-of-pocket expenses incurred by the Administrative Agent and the Lenders, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent and the Lenders, in connection with any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated thereby shall be consummated), (ii) all documented out-of-pocket expenses invoiced to and incurred by the Administrative Agent and/or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent and the Lenders, in connection with the enforcement or protection of their rights in connection with this Agreement, including its rights under this Section, or in connection with the Loan made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) fees of the Administrative Agent in connection with the administration of the Loan Documents to the extent that Time Warner Inc. or one of its Affiliates is not the Administrative Agent hereunder.

(b)                                 The Borrower agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Administrative Agent and each Lender and each Related Party of any of the foregoing Persons (the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs, penalties, fees and expenses (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever for which any of them may become liable or which may be incurred by or asserted against any of the Indemnified Parties (other than claims and related damages, losses, liabilities, costs, penalties, fees and expenses made by the Administrative Agent or a Lender (or their respective  successors or assignees) against the Administrative Agent or any other Lender (or their respective successors or assignees), as applicable) arising out of, related to or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the execution or delivery of any Loan Document or any other document or instrument contemplated thereby, the performance by the Loan Parties of their respective obligations thereunder, or the consummation of the transactions contemplated thereby, (ii) any violation by the Borrower or any Subsidiary of the Borrower of any Environmental Law or any other law, rule, regulation or order, (iii) the actual or proposed use of the proceeds of the Loan, or (iv) any transaction in which any proceeds of the Loan are applied (EXCLUDING ANY SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE SOUGHT TO BE RECOVERED BY ANY INDEMNIFIED PARTY TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE HAS BEEN DETERMINED BY A FINAL NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE SOLELY RESULTED BY

REASON OF THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY.  IT IS THE INTENT OF THE PARTIES HERETO THAT EACH INDEMNIFIED PARTY SHALL, TO THE EXTENT PROVIDED IN THIS SECTION 8.03(b), BE INDEMNIFIED FOR ITS OWN ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.03(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated.

(c)                                  To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent under paragraphs (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share computed on the Credit Exposure of such Lender to the Credit Exposure of all Lenders determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability, cost, penalty, fee or related expense, as the case may be, was incurred by or asserted against such Person in its respective capacity as such.

(d)                                 To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.  No Indemnified Party referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  All amounts due under this Section 8.03 shall be payable not later than three (3) Business Days after written demand therefor, such demand to be in reasonable detail setting forth the basis for and method of calculation of such amounts.

Section 8.04                             Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby and each assignee and successor shall deliver the forms required to be delivered by a Lender pursuant to Section 2.14(e).  The Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.  No Lender may assign its Loans hereunder without the prior consent of the Borrower not to be unreasonably withheld; provided that such consent shall be deemed to have been given if the Borrower has not responded to a proposed assignment within five (5) Business Days following its receipt of notice of such proposed assignment; provided, further, that the Borrower’s consent shall not be required (i) for any assignments by Time Warner Inc. to any of its Affiliates (including, for the avoidance of doubt, TWMH) and (ii) at any time an Event of Default has occurred and is continuing at the time of such assignment.

(b)                                 The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption.  From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 8.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.

(c)                                  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 8.02(a) that affects such Participant.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(e)                                  A Participant shall not be entitled to receive any greater payment under Sections 2.11 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.

(f)                                   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or other central bank, and this Section 8.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(g)                                  The Borrower, upon receipt of written notice from any Lender, agrees to issue Term Loan Notes to any Lender requiring Term Loan Notes to facilitate transactions of the type described in paragraph (f) above.

Section 8.05                             Survival.  All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loan, regardless of any investigation made by any such other party or on its behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.11 and 2.14, Article VII and Sections 8.03 and 8.12 shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loan, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 8.06                             Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective on the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.07                             Severability.  Any provision of this Agreement or the Loan Documents held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 8.08                             Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any and all of the obligations of the Borrower or such Subsidiary Guarantor existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such obligations of the Borrower or such Subsidiary Guarantor may be owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender under this Section 8.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 8.09                             Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                 This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Loan Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, Security Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or any Subsidiary Guarantor or any of their respective properties in the courts of any jurisdiction (i) to enforce a judgment obtained in accordance with this Section or (ii) to proceed against the Collateral under any Security Document.

(c)                                  Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 8.09.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01.  In addition, each Loan Party hereby irrevocably designates, appoints and empowers CT Corporation System, the principal office of which is 111 Eighth Avenue, New York, NY 10011 (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any kind and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document.  By executing this Agreement, each Loan Party hereby confirms that the Process Agent irrevocably accepts such designation, appointment and agency, which shall remain in full force and effect until such time that a notice is delivered by the Process Agent and each Loan Party to the Lenders (in form and substance reasonably satisfactory to the Lenders) stating that the Process Agent will no longer be serving as Process Agent, at which time each Loan Party shall designate a replacement Process Agent satisfactory to the Lenders (and deliver the appropriate documentation in respect thereof as reasonably requested by the Lenders).  Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Person in care of the Process Agent at the Process Agent’s above address, and such Person hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  As an alternative method of service, each Loan Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or such Person at its address specified in Section 8.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.10                             Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.11                             Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 8.12                             Confidentiality.

(a)                                 Time Warner Inc., in its capacity as Administrative Agent and/or Lender, and the Borrower agree to maintain confidentiality in the manner set forth in the Confidentiality Agreement; provided that, notwithstanding any other provision in the Confidentiality Agreement to the contrary, subject to an agreement containing provisions no less restrictive than those of this Section 8.12, Time Warner Inc. may disclose any Information (as defined below) to any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement, either as Administrative Agent or Lender.

(b)                                 In addition, each of the Administrative Agent (if not Time Warner Inc.) and the Lenders (other than Time Warner Inc.) agrees to maintain the confidentiality of the Information and not to disclose or permit its disclosure to any Person, for a period of at least one (1) year following the termination of this Agreement, except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by or legally obligated to disclose it pursuant to a request of any regulatory authority or Governmental Authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions no less restrictive than those of this Section, to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency, or (ii) the CUSIP Service Bureau or any similar organization, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.

(c)                                  For purposes of this Section, “Information” means all information received at any time prior to the Effective Date and afterwards from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the Effective Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 8.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, and at least reasonable care.

Section 8.13                             Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 8.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other periods shall be increased

(but not above the Maximum Rate therefor) until such cumulated amount, together (to the extent lawful) with interest thereon to the date of repayment, shall have been received by such Lender.

Section 8.14                             No Waiver; Remedies.  No failure on the part of any party hereto to exercise, and no delay in exercising, any right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies of the Administrative Agent and the Lenders provided in this Agreement are cumulative and not exclusive of any remedies that they would otherwise have.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

Section 8.15                             USA Patriot Act Notice and “Know Your Customer” Provisions.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act and pursuant to other applicable “know your customer” and anti-money laundering rules and regulations, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  The Borrower shall, following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Section 8.16                             Judgment Currency.

(a)                                 The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)                                 If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties covenant and agree to pay, or cause to be paid, either (i) such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date, or (ii) such amount, in the Obligation Currency, equal to the amount of the applicable judgment denominated in Judgment currency, converted to the Obligation Currency in accordance with the Judgment Currency Conversion Date.

(c)                                  For purposes of determining the rate of exchange for this Section 8.16, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 8.17                             Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

Section 8.18                             No Personal Liability of Directors, Officers, Employees, Incorporators or Stockholders.  No director, officer, employee, incorporator or shareholder of the Borrower, or any of its Subsidiaries, as such, shall have any liability for any obligations of the Borrower or any of its Subsidiaries with respect to the Loan, this Agreement or the Guarantees hereof, or for any claim based on, in respect of, or by reason of, such obligation or their creation.  Each Lender by making a Loan hereunder waives and releases all such liability.  The waiver and release are part of the consideration for the Borrower’s entry into this Agreement and its borrowing of the Loan hereunder.

Section 8.19                             Extension of Initial Maturity Date.

(a)                                 Unless the Refinancing Portion of the Loan has been repaid in full on or before the Initial Maturity Date out of the proceeds of the Rights Offering, the Backstop Commitment and/or the Unit Private Placement, the Borrower agrees that it will issue and deliver to Time Warner Inc. (or any of its designated Affiliates) Requisite Amount of Term Warrants on or before the Initial Maturity Date.

(b)                                 The parties agree that irreparable damage would occur in the event that Section 8.19(a) was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the Lenders shall be immediately entitled to, in addition to the other remedies provided herein, specific performance of Section 8.19(a) and to an injunction or injunctions to prevent breaches of Section 8.19(a) and to enforce specifically the terms and provisions of Section 8.19(a) in any of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in addition to the other remedies to which such parties are entitled at law or in equity.  Each of the Loan Parties agree that for purposes of this Section 8.19(b), it will not oppose (nor will cause any of its agents or Affiliates to oppose) the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD, as Borrower

By:	/s/ Michael Del Nin
Name: Michael Del Nin
Title: Co-Chief Executive Officer

By:	/s/ Christoph Mainusch
Name: Christoph Mainusch
Title: Co-Chief Executive Officer

TIME WARNER INC., as Administrative Agent

By:	/s/ Edward B. Ruggiero
Name: Edward B. Ruggiero
Title: Senior Vice President & Treasurer

TIME WARNER INC., as Lender

By:	/s/ Edward B. Ruggiero
Name: Edward B. Ruggiero
Title: Senior Vice President & Treasurer

TIME WARNER MEDIA HOLDINGS B.V., as Lender

By:	/s/ Stephen N. Kapner
Name: Stephen N. Kapner
Title: Director

SCHEDULE 3.08

Filing or Stamp Tax

Curaçao stamp tax (zegelbelasting) amounting to not more than NAFL 20 ($11.20) per page of document and/or registration tax of NAFL 10 ($5.60) per document will be payable in Curaçao in respect of or in connection with (i) the execution, delivery and/or enforcement by legal proceedings of the Credit Agreement and any other Loan Document including the Subsidiary Guarantee or (ii) the performance by any party of its obligations thereunder, in each case to the extent that such actions take place in Curaçao, or in case of registration in Curaçao of documents or if such documents are brought into the courts of Curaçao. Moreover, court fees will be due in the case of litigation in the courts of Curaçao.

SCHEDULE 3.13

Subsidiaries

Company	Jurisdiction of Organization	Ownership/Voting Interest
BTV Media Group EAD	Bulgaria	94%
Media Pro Sofia EOOD*	Bulgaria	100%
Radiocompany C.J. OOD	Bulgaria	69.56%
Media Pro Audiovizual d.o.o.*	Croatia	100%
Nova TV d.d.	Croatia	100%
Central European Media Enterprises N.V.	Curaçao	100%
BONTONFILM a.s.	Czech Republic	100%
CET 21 spol. s r.o.	Czech Republic	100%
CME Services s.r.o.	Czech Republic	100%
Čertova nevěsta, s.r.o.	Czech Republic	100%
Meme Media a.s.	Czech Republic	100%
Pro Video Film & Distribution Kft.	Hungary	100%
Pro Digital S.R.L.	Moldova	100%
CME Bulgaria B.V.	Netherlands	94%
CME Development Financing B.V.	Netherlands	100%
CME Investments B.V.	Netherlands	100%
CME Media Enterprises B.V.	Netherlands	100%
CME Media Pro B.V.	Netherlands	100%
CME Media Pro Distribution B.V.	Netherlands	100%
CME Programming B.V.	Netherlands	100%
CME Slovak Holdings B.V.	Netherlands	100%
Domino Productions S.R.L.	Romania	51%
Hollywood Multiplex Operations S.R.L.	Romania	100%
Mediapro Magic Factory S.R.L.	Romania	100%
Media Pro Distribution S.R.L.	Romania	100%
Media Pro International S.A.*	Romania	100%
Mediapro Music Entertainment S.R.L.	Romania	100%
Media Pro Entertainment Romania S.A.	Romania	100%
Pro TV S.A.	Romania	100%
Pro Video S.R.L.	Romania	100%
Studiourile Media Pro S.A.	Romania	92.21%
BONTONFILM a.s.	Slovak Republic	100%
MARKÍZA-SLOVAKIA, spol. s r.o.	Slovak Republic	100%
Kanal A d.o.o.	Slovenia	100%
MMTV 1 d.o.o.*	Slovenia	100%
POP TV d.o.o.	Slovenia	100%
Produkcija Plus d.o.o.	Slovenia	100%
TELEVIDEO d.o.o.	Slovenia	100%
Glavred-Media LLC	Ukraine	10%
CME Media Services Limited	United Kingdom	100%

* In liquidation

EXHIBITS

[To be provided separately]